Exhibit 4.1

INDENTURE
6.500% Senior Notes Due 2032

among

SS&C TECHNOLOGIES, INC.,
as Issuer,

SS&C TECHNOLOGIES HOLDINGS, INC.,
as a Guarantor,

THE OTHER GUARANTORS PARTY HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

Dated May 9, 2024

TABLE OF CONTENTS

(i)

(ii)

(iii)

(iv)

EXHIBITS

(v)

EXHIBIT A Form of Note

EXHIBIT B Form of Certificate of Transfer

EXHIBIT C Form of Certificate of Exchange

EXHIBIT D Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

(vi)

INDENTURE, dated as of May 9, 2024, among SS&C Technologies, Inc., a Delaware corporation (the “Issuer,” as more fully set forth in Section 1.01), SS&C Technologies Holdings, Inc., a Delaware corporation (“Parent”), as a Guarantor, the other Guarantors (as defined herein) and Wilmington Trust, National Association, as Trustee (as defined herein).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of $750,000,000 aggregate principal amount of its 6.500% Senior Notes due 2032 (the “Initial Notes” and, together with any Additional Notes (as defined herein), the “Notes”); and

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Notes.

Article I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in an initial denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2024 SS&C International Reorganization Transactions” means each of the following contemplated legal entity reorganization and liquidation transactions described below, together with any ancillary related transactions and legal entity actions undertaken in furtherance thereof, so long as, after giving effect thereto, there shall not have been a material adverse impact on the Guarantees or the effectiveness thereof to provide credit support in respect of the Obligations under the Notes (as determined by the Parent in good faith):

(1) the business combination (by merger or other analogous mechanisms under applicable Laws) by and among SS&C Technologies Holdings Europe S.A.R.L, SS&C European Holdings S.A.R.L and Advent Software Luxembourg S.A.R.L;

(2) the formation of one or more direct or indirect Subsidiaries of the Issuer in jurisdictions to be determined by the Issuer for the purpose of holding the Equity Interests of certain regulated and non-regulated Subsidiaries of Advent Software Luxembourg S.A.R.L (the “New Foreign Subsidiary Holding Company”) and the transfer of such Equity Interests to the New Foreign Subsidiary Holding Company;

(3) the refinancing or repayment of intercompany Indebtedness between and amongst certain Foreign Subsidiaries (including SS&C European Holdings S.A.R.L and Financial Models Corporation Limited);

(4) the business combination (by merger or other analogous mechanisms under applicable Laws) Hub Data, Inc. and SS&C GIDS, Inc.; and

(5) the liquidation of Advent Software Luxembourg S.A.R.L.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note on such Redemption Date; and

(2) the excess, if any, of (a)(i) the sum of the present value at such Redemption Date of (A) the redemption price of such Note at June 1, 2027 (such redemption price being set forth in the table appearing in Section 3.07(b)) plus (B) all required interest payments due on such Note through, June 1, 2027, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as of such Redemption Date plus 50 basis points; minus (ii) accrued but unpaid interest to, but excluding, the Redemption Date, over (b) the principal amount of such Note.

The Issuer or such Person as designated by the Issuer shall determine the Applicable Premium.

“Applicable Procedures” means, with respect to any payment, tender, redemption, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such payment, tender, redemption, transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of Parent or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); provided that transfers of assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein), including by a Receivables Subsidiary in a Qualified Receivables Financing, shall not constitute Asset Sales; or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09 or directors qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) (i) dispositions (including of Equity Interests) among the Parent or any Restricted Subsidiary or (ii) an issuance of Equity Interests by a Restricted Subsidiary of the Parent to the Parent or to another Restricted Subsidiary of the Parent;

(b) (x) dispositions of inventory or goods held for sale, equipment or other assets in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(c) dispositions of surplus, obsolete, used or worn out property or other property that, in the good faith judgment of the Parent, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of the Parent) or (B) otherwise economically impracticable or not commercially reasonable to maintain;

(d) dispositions of cash and/or Cash Equivalents or other assets that were cash and/or Cash Equivalents when the relevant original Investment was made;

(e) dispositions that constitute (or are made in order to effectuate) any Restricted Payment (including any Investment) not prohibited by Section 4.07 (other than pursuant to clause (6) of Section 4.07(b) and clause (9) of the definition of “Permitted Investments”) or Permitted Liens;

(f) dispositions to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant disposition are promptly applied to the purchase price of such replacement property;

(g) dispositions of Investments in (or assets of) Joint Ventures or other non-Wholly-Owned Subsidiaries to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements, or made on a pro rata basis to the owners thereof (or on a greater than pro rata basis to the extent the recipient of such greater amount is the Parent or a Restricted Subsidiary);

(h) [reserved];

(i) dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof, or as part of any bankruptcy, insolvency or similar proceeding;

(j) dispositions and/or terminations of, or constituting, leases, subleases, licenses, sublicenses or cross-licenses (including the provision of software under any open source license), the dispositions or terminations of which (i) do not materially interfere with the business of the Parent and its Restricted Subsidiaries, (ii) relate to closed facilities or the discontinuation of any product or (iii) are made in the ordinary course of business;

(k) (i) any termination of any lease, sublease, license or sub-license in the ordinary course of business (and any related disposition of improvements made to leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(l) dispositions of property subject to foreclosure, expropriation, forced disposition, casualty, eminent domain, expropriation or condemnation proceedings (including in lieu thereof or any similar proceeding);

(m) dispositions or consignments of equipment, inventory or other assets (including leasehold or licensed interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(n) dispositions of non-core assets and sales of Real Estate Assets, in each case acquired in any acquisition or other Investment not prohibited by this Indenture, including such dispositions (x) made in order to obtain the approval of any anti-trust authority or otherwise necessary or advisable in the good faith determination of the Parent to consummate any acquisition or other Investment not prohibited by this Indenture or (y) which, within 90 days of the date of such acquisition or Investment, are designated in writing to the Trustee as being held for sale and not for the continued operation of the Parent or any of its Restricted Subsidiaries or any of their respective businesses;

(o) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as determined by the Parent in good faith) for like property or assets or property, assets or services of greater value or usefulness to the business of the Parent and its Restricted Subsidiaries as a whole, as determined in good faith by the Parent;

(p) dispositions constituting any part of the 2024 SS&C International Reorganization Transactions;

(q) (i) licensing and cross-licensing (including sub-licensing) arrangements involving any technology, intellectual property or other IP Rights of the Parent or any Restricted Subsidiary in the ordinary course of business, (ii) dispositions, abandonments, cancellations or lapses of intellectual property or other IP Rights, including issuances or registrations thereof, or applications for issuances or registrations thereof, in the ordinary course of business or which, in the good faith determination of the Parent, are not necessary to the conduct of the business of the Parent or their Restricted Subsidiaries or are obsolete or no longer economical to maintain in light of their use, and (iii) dispositions of any technology, intellectual property or other IP Rights of the Parent or any Restricted Subsidiary involving their customers in the ordinary course of business;

(r) terminations or unwinds of Swap Contracts;

(s) dispositions of Equity Interests of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries, in each case other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents;

(t) dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants, the Parent and/or any Restricted Subsidiary;

(u) dispositions made to comply with any order or other directive of any Governmental Authority or any applicable law, including dispositions of any Restricted Subsidiary’s Equity Interests required to qualify directors;

(v) dispositions of (i) assets having a fair market value, as determined in good faith by the Issuer, of no more than $20.0 million in any single transaction or series of related transactions or (ii) assets having a fair market value, as determined in good faith by the Issuer, of no more than $75.0 million in the aggregate for all such transactions in any fiscal year;

(w) dispositions constituting any part of a Permitted Reorganization;

(x) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(y) other dispositions involving assets with a fair market value, as determined in good faith by the Issuer, of not more than, in the aggregate, the greater of $540.0 million and 25.0% of Pro Forma EBITDA;

(z) sales, transfers or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, as determined in good faith by the Issuer, but only if the consideration received consists of property or assets (other than cash, except to the extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction; provided, however, that cash does not exceed 10.0% of the sum of the amount of the cash and the fair market value of the assets received or given, as determined in good faith by the Issuer,) of a nature or type that are used in a business having property or assets of a nature or type or engaged in a Similar Business (or Equity Interests of a Person whose assets consist of assets of the type described in this clause (z));

(aa) any issuance, sale or disposition of Equity Interests to directors, officers, managers or employees for purposes of satisfying requirements with respect to directors’

qualifying shares and shares issued to foreign nationals, in each case as required by applicable law;

(bb) any netting arrangement of accounts receivable between or among the Parent and its Restricted Subsidiaries or among Restricted Subsidiaries of the Parent made in the ordinary course of business;

(cc) dispositions of, or in connection with, any convertible Indebtedness or Swap Contract related thereto (including upon settlement, repurchase, exchange, termination or unwind thereof);

(dd) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Parent or any Restricted Subsidiary, so long as the Parent or such Restricted Subsidiary may obtain title to such asset upon reasonable notice by paying a nominal fee;

(ee) (i) the formation of any Restricted Subsidiary that is a Delaware Divided LLC and (ii) any disposition to effect the formation of any Restricted Subsidiary that is a Delaware Divided LLC which disposition is not otherwise prohibited under this Indenture; provided that in each case upon formation of a Delaware Divided LLC, the Issuer complies with any requirements in this Indenture to cause such Delaware Divided LLC to provide a Guarantee, as applicable; and

(ff) (i) any sale of receivables in connection with a Qualified Receivables Financing, and/or (ii) any dispositions or discounts of accounts receivable, or participations therein, or Receivables Financing Assets (including, without limitation, any trade receivables held by the Parent and/or any Restricted Subsidiary) or any disposition of the Equity Interests in a Subsidiary all or substantially all of the assets of which are Receivables Financing Assets, or other rights to payment and related assets in connection with any Qualified Receivables Financing.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease Obligation, and (c) in respect of any Receivables Financing of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Issuer in its reasonable judgment.

“Available Excluded Contribution Amount” means the aggregate amount of cash or Cash Equivalents or the fair market value of other assets or property (as determined in good faith by the Issuer, but excluding any (x) amounts that were relied on to incur Indebtedness pursuant to clause (21) of Section 4.09(b) and (y) amounts that are applied to increase the basket set forth in clause (3) of Section 4.07(a) received by the Parent or any of its Restricted Subsidiaries after the Issue Date from:

(1) contributions in respect of Qualified Capital Stock of the Parent (other than any amounts or other assets received from the Parent or any of its Restricted Subsidiaries), and

(2) the sale of Qualified Capital Stock of the Parent (other than (x) to the Parent or any Restricted Subsidiary of the Parent, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to clause (7)(ii) of the definition of “Permitted Investments”), in each case, designated as an Available Excluded Contribution Amount pursuant to an officer’s certificate on or promptly after the date the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are excluded from the calculation of the basket set forth in clause (3) of Section 4.07(a).

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law or applicable foreign law for the relief of debtors.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars, pounds sterling, Canadian dollars or euros;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3) certificates of deposit, time deposits and dollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(6) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7) investment funds investing 90.0% of their assets in securities of the types described in clauses (1) through (6) above and (8) through (10) below;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(10) solely with respect to any Restricted Subsidiary that is a Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (2) through (9) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Certificate of Exchange” means a certificate substantially in the form of Exhibit C hereto.

“Certificate of Transfer” means a certificate substantially in the form of Exhibit B hereto.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to any Person other than a Restricted Subsidiary; or

(2) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), other than a Permitted Holder, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of a majority or more of the total voting power of the Voting Stock of Parent.

For purposes of this definition, any direct or indirect holding company of Parent shall not itself be considered a “Person” or “group” for purposes of clause (2) above; provided that no “Person” or “group” beneficially owns, directly or indirectly, more than a majority of the total voting power of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a related Ratings Event. Notwithstanding the foregoing, for the avoidance of doubt, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Clearstream” means Clearstream Banking S.A.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consolidated Indebtedness” means, as of any date of determination, the sum, without duplication, of (a) the outstanding principal amount of all obligations for borrowed money, whether current or long-term and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all obligations arising under letters of credit (including standby and commercial but excluding letters of credit to the extent such letters of credit have been cash collateralized), bankers’ acceptances, bank guaranties and similar instruments and unreimbursed obligations under surety bonds; (c) all obligations in respect of the deferred purchase price of property or services (including non-contingent earn-out payments and other non-contingent deferred payments but excluding contingent earn-out payments, other contingent deferred payments and trade accounts payable in the ordinary course of business); (d) all Attributable Indebtedness; (e) all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of another Person (except to the extent supported by a letter of credit); and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity organized under the laws of a jurisdiction other than the United States or a state thereof) in which the Parent or any of its Restricted Subsidiaries is a general partner or joint venturer, except to the extent that such Indebtedness is expressly made non-recourse to such Person.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of any debt issuance cost and/or original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-cash interest payment, the interest component of any deferred payments, the interest component of any payment under any Capitalized Lease Obligations (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or charge owed with respect to any letter of credit, bank guarantee and/or bankers’ acceptance or any similar facilities, any bank, administrative agency (or trustee) and/or financing fee and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)), plus (b) any cash dividend or distribution paid or payable in respect of Disqualified Capital Stock during such period other than to such Person or the Issuer or any Guarantor, plus (c) any net losses, obligations or payments arising from or under any Swap Contract and/or other derivative financial instrument issued by such Person for the benefit of such Person or its subsidiaries, in each case determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Capitalized Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income” means, as to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded, without duplication,

(a) (i) any net income (loss) of any Person if such Person is not the Parent or a Restricted Subsidiary, except to the extent of the amount of dividends, distributions or other payments made in cash or Cash Equivalents (or converted into cash or Cash Equivalents) by such Person to the Parent or any other Restricted Subsidiary (subject, in the case of any such Restricted Subsidiary that is not the Issuer or a Guarantor, to the limitations contained in clause (ii) below) and (ii) solely for the purpose of determining the amount available for Restricted Payments as set forth in clause (3) of Section 4.07(a), any net income (loss) of any Restricted Subsidiary (other than the Issuer or a Guarantor) if such Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer or a Guarantor by operation of its organizational documents or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable thereto (other than (x) any restriction that has been waived or otherwise released and (y) any restriction set forth in any agreement governing the Existing Senior Secured Credit Facilities or relating to any Refinancing Indebtedness in respect of any of the foregoing), except to the extent of the amount of dividends, distributions or other payments made in cash or Cash Equivalents (or converted into cash or Cash Equivalents) or that could have been made in cash or Cash Equivalents during such period, as determined in good faith by the Parent, by the Restricted Subsidiary (subject, in the case of a dividend, distribution or other payment to another Restricted Subsidiary, to the limitations in this clause (ii));

(b) any gain or charge attributable to any Asset Sale (including asset retirement costs or sales or issuances of Equity Interests) or of returned or surplus assets outside the ordinary course of business, as determined in good faith by the Parent;

(c) (i) any gain or charge from (A) any extraordinary or exceptional item, as determined in good faith by such Person, and/or (B) any non-recurring, special or unusual item, as determined in good faith by such Person, and/or (ii) any charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order;

(d) (i) any unrealized or realized net foreign currency translation or transaction gains or charges impacting net income (including currency re-measurements of Indebtedness, any net gains or charges resulting from Swap Contracts for currency exchange risk associated with the above or any other currency related risk, any gains or charges relating to translation of assets and liabilities denominated in a foreign currency and those resulting from intercompany Indebtedness), (ii) any realized or unrealized gain or charge in respect of early terminations of Swap Contracts and (iii) unrealized gains or losses in respect of any Swap Contract and any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in respect of any Swap Contract;

(e) any net gain or charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than relating to assets or properties held for sale or pending the divestiture or discontinuation thereof) and/or (iii) any facility that has been closed during such period;

(f) any net income or charge (less all fees and expenses related thereto) attributable to the early extinguishment or cancellation of Indebtedness;

(g) (i) any charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme which has been agreed with the relevant pension trustee), any stock subscription or shareholders agreement, any employee benefit trust, any employee benefit scheme, any distributor equity plan or any similar equity plan or agreement (including any deferred compensation arrangement or trust), (ii) any charge incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of the Parent and/or any of its subsidiaries, in each case under this clause (g), to the extent that any such cash charge is funded with net cash proceeds contributed to the Parent as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock of the Parent and (iii) the amount of payments made to optionholders of such Person in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Indenture;

(h) any charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the closing of any acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP or (ii) as a result of any change in, or the adoption or modification of, accounting principles or policies;

(i) any (A) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and (B) goodwill or other asset impairment charges, write-offs or write-downs;

(j) (A) the effects of adjustments (including the effects of such adjustments pushed down to the Subject Person and its subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, lease, rights fee arrangements, software, goodwill, intangible asset (including customer molds), in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of recapitalization accounting or acquisition or purchase accounting, as the case may be, in relation to any consummated acquisition or similar Investment or the amortization or write-off of any amounts thereof (including any write-off of in process research and development) and/or (B) the cumulative effect of any change in accounting principles or policies (effected by way of either a cumulative effect adjustment or as a retroactive application, in each case, in accordance with GAAP);

(k) the income or loss of any Person accrued prior to the date on which such Person became a Restricted Subsidiary of such Subject Person or is merged into or consolidated with such Subject Person or any Restricted Subsidiary of such Subject Person or the date that such other Person’s assets are acquired by such Subject Person or any Restricted Subsidiary of such Subject Person (except to the extent required for any calculation of Pro Forma EBITDA);

(l) [reserved];

(m) (i) any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(n) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, including in connection with any acquisition or Investment permitted under this Indenture;

(o) [reserved];

(p) (A) any fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Person or any of its Restricted Subsidiaries in connection with the Incremental Joinder and the issuance of the Notes, (B) any transaction charge incurred in connection with any (in each case, regardless of whether consummated) issuance and/or incurrence of Indebtedness and/or any issuance and/or offering of Equity Interests, any Investment, any acquisition, any Asset Sale outside the ordinary course of business, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction and/or (C) the amount of any charge that is actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period); provided that in respect of any reimbursable charge that is added back in reliance on clause (C) above, such relevant Person in good faith expects to receive reimbursement for such charge within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four fiscal quarters);

(q) any charge incurred or accrued in connection with (A) any single or one-time event (as determined in good faith by such Person), including legal, accounting and other professional fees and expenses incurred in connection with any acquisitions and other Investments, (B) the closing, consolidation or reconfiguration of any facility during such period or (C) one-time consulting costs;

(r) any charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives (including Cost Saving Initiatives), cost rationalization programs, operating expense reductions and/or cost synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any office or facility opening and/or pre-opening); and

(s) non-cash compensation charges and/or any other non-cash charges arising from the granting of any stock, stock option or similar arrangement (including any profits interest or phantom stock), the granting of any restricted stock, stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, restricted stock, stock appreciation right, profits interest, phantom stock or similar arrangement or the vesting of any warrant).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income shall include the proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as the Parent in good faith expects to receive such proceeds within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so received within the next four fiscal quarters)).

“Consolidated Secured Debt Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of Parent and its Restricted Subsidiaries on such date that is secured by Liens, less cash and Cash Equivalents that would be stated on the balance sheet of Parent and its Restricted Subsidiaries and held by Parent and its Restricted Subsidiaries as of such date of determination, as determined in accordance with GAAP, to (b) EBITDA of Parent and its Restricted Subsidiaries for the period of the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which the event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Indebtedness, cash, Cash Equivalents and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of Parent and its Restricted Subsidiaries on such date, less cash and

Cash Equivalents that would be stated on the balance sheet of Parent and its Restricted Subsidiaries and held by Parent and its Restricted Subsidiaries as of such date of determination, as determined in accordance with GAAP, to (b) EBITDA of Parent and its Restricted Subsidiaries for the period of the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which the event for which such calculation is being made shall occur, in each case, with such pro forma adjustments to Consolidated Indebtedness, cash, Cash Equivalents and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.01 or such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Cost Saving Initiative” means any operating improvement, restructuring, cost savings initiative or similar initiative (including the effect of arrangements or efficiencies from the shifting of production of one or more products from one manufacturing facility to another) and/or specified transaction, in each case for the cumulative period from April 1, 2024 to and including the last day of the most recently ended fiscal quarter of the Parent prior to such date for which consolidated financial statements required pursuant to Section 4.03 have been delivered (treated as one accounting period).

“Credit Facilities” means, with respect to Parent or any of its Restricted Subsidiaries, one or more debt facilities, including the Existing Senior Secured Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP, but excluding (1) cash, (2) Cash Equivalents, (3) Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person, (4) deferred financing fees and (5) payment for deferred taxes.

“Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c), substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary under this Indenture and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value, as determined in good faith by the Issuer, of non-cash consideration received by Parent or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by Parent or any Restricted Subsidiary thereof (including the Equity Interests of any such Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition. The term “Disposition” shall not include any issuance of Equity Interests by Parent.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) for cash or in exchange for

Indebtedness pursuant to a sinking fund obligation or otherwise, or is redeemable or repurchasable for cash or in exchange of Indebtedness at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that, if such Capital Stock is issued to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“EBITDA” means, as to any Person for any period, an amount determined for such Person and its Restricted Subsidiaries on a consolidated basis equal to the total of (a) Consolidated Net Income of such Person for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income of such Person for such period, other than in respect of clauses (x), (xii), (xiv), (xix) and (xx) below) the amounts of:

(i) Consolidated Interest Expense (including (A) bank, administrative agency (or trustee) and financing fees (including rating agency fees), (B) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (C) commissions, discounts and other fees and charges owed with respect to revolving commitments, letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and hedging agreements);

(ii) taxes paid and any provision for taxes, including income, profits, capital, foreign, federal, state, local, Canadian federal and provincial, sales, franchise and similar taxes, property taxes, foreign withholding taxes and foreign unreimbursed value added taxes (including penalties and interest related to any such tax or arising from any tax examination, and including pursuant to any customary tax sharing arrangement or as a result of any tax distribution) of such Person paid or accrued during the relevant period;

(iii) (A) depreciation, (B) amortization (including amortization of goodwill, software and other intangible assets), (C) any impairment charge (including any bad debt expense) and (D) any asset write-off and/or write-down;

(iv) any non-cash charge, including the excess of rent expense over actual cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent for GAAP purposes, and any non-cash charge pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement (provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, such Person may determine not to add back such non-cash charge in the then-current period);

(v) [reserved];

(vi) [reserved];

(vii) the amount of management, monitoring, consulting, transaction, advisory, termination and similar fees and related indemnities and expenses (including reimbursements) paid or accrued and payments to outside directors of the Parent actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries; provided that such payment is permitted under this Indenture;

(viii) [reserved];

(ix) the amount of earn-out, non-compete and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price (or similar) adjustments incurred in connection with any acquisition or other Investment permitted by this Indenture, which is paid or accrued during the applicable period;

(x) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, operational improvements (but excluding revenue enhancements) and cost synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable, factually supportable (or certified by an Officer of the Parent in good faith) and projected by the Parent in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such Person) related to any permitted asset sale, acquisition (including the commencement of activities constituting a business line), combination, Investment, Disposition (including the termination or discontinuance of activities constituting a business line), operating improvement, restructuring, cost savings initiative, any similar initiative (including the effect of arrangements or efficiencies from the shifting of production of one or more products from one manufacturing facility to another) and/or specified transaction, in each case prior to, on or after the Issue Date (in each case, calculated on a pro forma basis as though such Expected Cost Savings had been realized in full on the first day of such period); provided that (A) the results of such Expected Cost Savings and/or Cost Saving Initiatives are projected by the Parent in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of the Parent) within 24 months after the applicable date of determination of EBITDA and (B) the aggregate amount of add backs made pursuant to this clause (x) and/or clause (xx)(i) below, shall not exceed an amount equal to 30.0% of Pro Forma EBITDA (without giving effect to any adjustments pursuant to this clause (x) and clause (xx)(i) below);

(xi) [reserved];

(xii) any charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four fiscal quarters) or (ii) without duplication of amounts included in a prior period under the preceding clause (i), to the extent such charge is covered by insurance, indemnification or otherwise reimbursable by a third party (whether or not then realized so long as the Parent in good faith expects to receive proceeds arising out of such insurance, indemnification or reimbursement obligation within the next four fiscal quarters) (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period);

(xiii) unrealized net losses in the fair market value of any arrangements under Swap Contracts;

(xiv) the amount of any cash actually received by such Person (or the amount of the benefit of any netting arrangement resulting in reduced cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that any non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of EBITDA pursuant to clause (c)(i) below for any previous period and not added back;

(xv) [reserved];

(xvi) [reserved];

(xvii) the amount of any non-controlling interest or minority interest charge consisting of income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary;

(xviii) [reserved];

(xix) [reserved];

(xx) at the option of the Parent, any other adjustments, exclusions and add-backs (including adjustments, exclusions and add-backs with respect to (i) Expected Cost Savings as a result of any Cost Saving Initiative and (ii) any other adjustments, exclusions and add-backs that are not of the nature described in the preceding subclause (i)) that are identified or set forth in any quality of earnings or similar analysis or report prepared by financial advisors in connection with any acquisition or other similar Investment not prohibited under this Indenture; provided that (A) the results of such Expected Cost Savings are projected by the Parent in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of the Parent) within 24 months after the applicable date of determination of EBITDA and (B) the aggregate amount of add backs made pursuant to clause (xx)(i) and/or clause (x) above, shall not exceed an amount equal to 30.0% of Pro Forma EBITDA (without giving effect to any adjustments pursuant to clause (xx)(i) and clause (x) above); and

(xxi) any distributions or payments made directly or by means of discounts with respect of any participation interest issued or sold in connection with, and any other fees paid to a person which is not the Parent or any of its Restricted Subsidiaries in connection with any Receivables Financing, factoring transaction or any similar arrangement permitted under this Indenture and discounts on the sale of accounts receivables in connection with any Receivables Financing, factoring transaction or any similar arrangement permitted under this Indenture representing, in the Parent or any Restricted

Subsidiary’s reasonable determination, the implied interest component of such discount for such period;

minus (c) without duplication, to the extent such amounts increase Consolidated Net Income:

(i) non-cash gains or income; provided that if any non-cash gain or income represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct such non-cash gain or income in the current period;

(ii) unrealized net gains in the fair market value of any arrangements under Swap Contracts;

(iii) [reserved];

(iv) the amount added back to EBITDA pursuant to clause (b)(xii) above (as described in such clause) to the extent the relevant business interruption insurance proceeds were not received within the time period required by such clause;

(v) to the extent that such Person adds back the amount of any non-cash charge to EBITDA pursuant to clause (b)(iv) above, the cash payment in respect thereof in the relevant future period;

(vi) the excess of actual cash rent paid over rent expense during such period due to the use of straight-line rent for GAAP purposes;

(vii) [reserved]; and

(viii) the amount of any non-controlling interest or minority interest gains from losses attributable to minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary;

(d) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

For purposes of calculating for any period, (A) the EBITDA (determined in accordance with GAAP) of the subject of any acquisition by the Parent or its Restricted Subsidiaries permitted under this Indenture during such period (or after the end of such period and prior to the applicable date of determination) shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period), (B) the EBITDA of (or attributable to) any Restricted Subsidiary all of whose Equity Interests (or all or substantial portion of whose assets) are Disposed of, or any line of business or division of the Parent or any of its Restricted Subsidiaries Disposed of, during such period (or after the end of such period and prior to the applicable date of determination) shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period), (C) the EBITDA (determined in accordance with GAAP) of any

Unrestricted Subsidiary that is designated as a Restricted Subsidiary during such period (or after the end of such period and prior to the applicable date of determination) shall be included on a pro forma basis for such period (but assuming such designation and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) and (D) the EBITDA of (or attributable to) any Subsidiary that is designated as an Unrestricted Subsidiary during such period (or after the end of such period and prior to the applicable date of determination) shall be excluded for such period (assuming the consummation of such designation, and that any Indebtedness of such Subsidiary was retired in connection therewith, in each case on the first day of such period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of Parent (excluding Disqualified Stock), other than:

(1) public offerings with respect to any such Person’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of Parent; and

(3) Refunding Capital Stock.

“euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Notes” means the 5.500% senior notes due 2027 issued by the Issuer on March 28, 2019, to the extent outstanding on the Issue Date, until such amount is repaid.

“Existing Senior Secured Credit Facilities” means the Credit Facilities, consisting of a revolving facility and the several term facilities thereunder, including certain term facilities for which Foreign Subsidiaries are borrowers thereunder (together, the “Foreign Credit Facilities” and each, a “Foreign Credit Facility”), under the credit agreement, as amended and restated, dated as of April 16, 2018 among the Issuer, the other borrowers named therein, the guarantors named therein, the lenders party thereto in their capacities as lenders thereunder and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09).

“Fitch” means Fitch Ratings, Inc. and any successor to its ratings agency business.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Parent or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than, for purposes of calculating EBITDA only, Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (as determined in accordance with GAAP), in each case with respect to a business, a company, a segment, an operating division or unit or line of business that Parent or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP (except as set forth in the following paragraph) assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Parent or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation and consolidation, in each case with respect to a business, a company, a segment, an operating division or unit or line of business that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger and consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer and set forth in an Officer’s Certificate (and may include, for the avoidance of doubt and without duplication, operating expense reductions and other operating improvements, cost savings or synergies reasonably anticipated to be realizable within 24 months after the date of any such Investments, acquisitions, dispositions, mergers, amalgamations and consolidations, to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio

Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

For the purposes of this definition, any amount in a currency other than U.S. dollars shall be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period; plus

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; plus

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date, except with respect to any reports or financial information required to be delivered pursuant to Section 4.03, which shall be prepared in accordance with GAAP as in effect on the date thereof.

“Global Note Legend” means the legend set forth in clause (2) of Section 2.06(f), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means a Note in global form that evidences all or part of the Notes and is registered in the name of the Depositary for the Notes or a nominee thereof, and includes, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.06(b) or 2.06(d).

“Government Securities” means securities that are:

(1) direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States, a foreign government or any political subdivision thereof.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture.

“Guarantor” means (i) the Parent and (ii) each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incremental Joinder” means that certain incremental joinder to the agreement governing the Existing Senior Secured Credit Facilities, dated as of the Issue Date, by and among the Issuer, the other loan parties party thereto, the agents party thereto, the revolving lenders party thereto and the B-8 lender party thereto, pursuant to which the Issuer will incur a new senior secured term B-8 facility.

“Indebtedness” means, with respect to any Person, without duplication:

(1) the principal and premium of any indebtedness of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, loan agreements, debentures or similar instruments or letters of credit or bankers’ acceptances, bank guaranties and similar instruments and unreimbursed obligations under surety bonds (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) liabilities accrued in the ordinary course of business, which purchase price is due more than twelve months after the date of placing the property in service or taking delivery and title thereto; or

(d) representing net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business or to the extent supported by a letter of credit; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person.

The term “Indebtedness” shall not include (i) any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease, a Non-Capitalized Lease Obligations or other obligations under or in respect of straight-line leases or sale and leaseback transactions (except resulting Capitalized Lease Obligations), (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iii) obligations in respect of cash management services, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, (iv) deferred or prepaid revenues or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice and (v) obligations under or in respect of any Qualified Receivables Financing.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness: (a) Contingent Obligations incurred in the ordinary course of business or consistent with past practice; or (b) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning assigned to such term in the recitals hereto.

“Interest Payment Date” means the June 1 and December 1 of each year to stated maturity.

“Investment Grade Rating” means a rating equal to or higher than (1) Baa3 (or the equivalent) by Moody’s, (2) BBB- (or the equivalent) by S&P or (3) BBB- (or the equivalent) by Fitch or, if the applicable securities are not then rated by Moody’s, S&P or Fitch for reasons outside the Issuer’s control, an equivalent rating by any other Rating Agency specified by the Issuer.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, deposits, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:

(1) “Investments” shall include the portion (proportionate to Parent’s direct or indirect equity interest in such Subsidiary) of the fair market value, as determined in good faith by the Issuer, of the net assets of a Subsidiary of Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Parent or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) Parent’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to Parent’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, as determined in good faith by the Issuer; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, as determined in good faith by the Issuer.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Parent or any of its Restricted Subsidiaries.

“IP Rights” means all patents, trademarks, copyrights, and other intellectual property rights.

“Issue Date” means May 9, 2024.

“Issuer” means SS&C Technologies, Inc.

“Issuer Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, and delivered to the Trustee.

“Joint Venture” means, with respect to any Person, any other Person in which such Person owns Equity Interests (other than any Wholly-Owned Subsidiary), and including, for the avoidance of doubt, any other Person in which such Person owns less than a majority of the Equity Interests thereof. Unless otherwise specified, “Joint Venture” shall refer to a Joint Venture of the Parent or any Restricted Subsidiary.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or in the place of payment.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by the Parent or one or more of its Restricted Subsidiaries, which Parent or such Restricted Subsidiaries are contractually committed to consummate and the consummation of which is not conditioned upon the availability of, or on obtaining, third-party financing; provided that the Consolidated Net Income (and any other financial term derived therefrom), other than for purposes of calculating any ratios in connection with the Limited Condition Acquisition, shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Material Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors, in each case of clause (1) or (2) in aggregate principal amount in excess of $200.0 million. The term “Material Capital Markets Indebtedness” shall not include any Indebtedness under commercial bank facilities or similar Indebtedness, Capitalized Lease Obligation, Non-Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Proceeds” means the aggregate cash proceeds and the fair market value, as determined in good faith by the Parent, of any Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (including in connection with any repatriation of funds and after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) required (other than required by clause (1) of Section 4.10(b)) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by Parent or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Parent or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Capitalized Lease Obligations” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For avoidance of doubt, a straight-line or operating lease shall be considered a Non-Capitalized Lease Obligation.

“Non-Guarantor Subsidiary” means a Restricted Subsidiary that is not the Issuer or a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning assigned to such term in the recitals hereto and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture,

the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture. All Notes shall be treated as a single class for all purposes under this Indenture.

“Obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated May 2, 2024, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, Assistant Treasurer, the Secretary or the Assistant Secretary of the Issuer or Parent.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer or Parent by an Officer, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent Entity” means (a) as it relates to the Parent, any holding company and any Person or group of Persons that is the direct or indirect parent of the Parent and of which the Parent is a direct or indirect Subsidiary and (b) as it relates to any Restricted Subsidiary of the Parent, any holding company and any Person or group of Persons of which such Restricted Subsidiary is a direct or indirect Subsidiary.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Parent or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10.

“Permitted Holder” means (1) William C. Stone and his spouse and the members of his immediate family and (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding a controlling interest of which consist solely of one or more Persons referred to in the immediately preceding clause (1).

“Permitted Investments” means:

(1) Investments in assets that are cash or Cash Equivalents, or investments that were cash or Cash Equivalents when made;

(2) Investments existing on the Issue Date and any modification, replacement, renewal or extension thereof so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof (including as a result of the accrual or accretion of interest or original issue discount or the issuance of payment-in-kind securities) or as otherwise permitted by this definition or Section 4.07;

(3) Investments (i) constituting deposits, prepayments and/or other credits to suppliers or other trade counterparties, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Parent or any Restricted Subsidiary;

(4) Investments in any Similar Business (including any Joint Venture engaged in a Similar Business), in an outstanding amount in the aggregate not to exceed the greater of $540.0 million and 25.0% of Pro Forma EBITDA;

(5) any Investment in the Parent or in a Restricted Subsidiary of the Parent;

(6) Investments made as a result of the receipt of Designated Non-Cash Consideration in connection with any Asset Sale not prohibited by Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(7) loans or advances to Permitted Payees to the extent not prohibited by applicable law, either (i) in an aggregate principal amount not to exceed the greater of $324.0 million and 15.0% of Pro Forma EBITDA at any one time outstanding, (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Parent for the purchase of Qualified Capital Stock of the Parent or (iii) so long as no cash or Cash Equivalents are advanced in connection with such loan or advance;

(8) Investments consisting of rebates and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(9) Investments consisting of (or resulting from) Indebtedness permitted under Section 4.09 (including guarantees thereof) (other than Indebtedness permitted under clauses (2) and (9) of Section 4.09(b)), Permitted Liens, Section 4.07 (other than clause (b)(6) thereof) and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Asset Sales permitted by Section 4.10 or Section 5.01, clause (e) of the definition of “Asset Sale” and transactions permitted by Section 4.11 (other than clause (b)(2) thereof);

(10) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sub licensors, licensees and sublicensees;

(11) Investments (including debt obligations and Equity Interests) received (i) in connection with the bankruptcy, work-out, reorganization or recapitalization of any Person, (ii) in settlement or compromise of delinquent obligations of, or other disputes with or judgments against, customers, trade-creditors, suppliers, licensees and other account debtors arising in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any customer, trade creditor, supplier, licensee or other account debtor, (iii) in satisfaction of judgments against other Persons, (iv) as a result of foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (v) in settlement, compromise or resolution of litigation, arbitration or other disputes;

(12) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of the Parent and/or any subsidiary thereof in the ordinary course of business;

(13) Investments to the extent that payment therefor is made solely with Qualified Capital Stock of the Parent;

(14) (i) Investments by the Parent or any Subsidiary of the Parent in a Person, if as a result of such Investment, such Person becomes or is merged into, consolidated or amalgamated with or into a Restricted Subsidiary or the Parent, (ii) Investments of any Restricted Subsidiary acquired after the Issue Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, or transfers all of its assets to, or is liquidated into, the Parent or any Restricted Subsidiary after the Issue Date, in each case as part of an Investment otherwise permitted by this definition or Section 4.07 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (iii) any modification, replacement, renewal or extension of any Investment permitted under clause (14)(ii) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this definition or Section 4.07;

(15) Investments by the Parent or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i) the greater of $864.0 million and 40.0% of Pro Forma EBITDA, plus

(ii) in the event that (A) the Parent or any of its Restricted Subsidiaries makes any Investment after the Issue Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100.0% of the amount of Investments in such Person outstanding pursuant to this clause (15) as of the date on which such Person becomes a Restricted Subsidiary;

(16) Investments made in connection with the 2024 SS&C International Reorganization Transactions;

(17) (i) guarantees of leases or subleases (in each case other than Capitalized Lease Obligations) or of other obligations not constituting Indebtedness, (ii) guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Parent and/or its Restricted Subsidiaries, in each case, in the ordinary course of business and (iii) Investments consisting of guarantees of any supplier’s obligations in respect of commodity contracts, including Swap Contracts, solely to the extent such commodities related to the materials or products to be purchased by the Parent or any Restricted Subsidiary;

(18) receivables owing to the Parent or any Restricted Subsidiary of the Parent if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (which trade terms may include such concessionary trade terms as the Parent or any such Restricted Subsidiary deems reasonable under the circumstances), and other Investments to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Parent or any Restricted Subsidiary;

(19) Investments in subsidiaries and Joint Ventures in connection with reorganizations and/or restructurings, including any Permitted Reorganization and/or activities related to tax planning (including Investments in non-cash or non-Cash Equivalents);

(20) Investments arising under or in connection with any Swap Contract of the type permitted under clause (19) of Section 4.09(b);

(21) Investments made (A) in Joint Ventures or Unrestricted Subsidiaries, in an aggregate outstanding amount under this subclause (A) not to exceed the greater of $540.0 million and 25.0% of Pro Forma EBITDA, (B) in Joint Ventures, including in connection with the creation, formation and/or acquisition of any Joint Venture or (C) in any Restricted Subsidiary to enable such Restricted Subsidiary to create, form and/or acquire any Joint Venture, in an aggregate outstanding amount under subclauses (B) and (C) not to exceed the greater of $540.0 million and 25.0% of Pro Forma EBITDA; provided that if any Investment pursuant to this clause (21) is made in any Person that is not a Restricted Subsidiary at the date of making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall, at the election of the Issuer, be deemed to have been made pursuant to clause (5) or (14) above and shall cease to have been made under this clause (21);

(22) Investments made in joint ventures as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in effect on the Issue Date or entered into after the Issue Date in the ordinary course of business;

(23) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(24) Investments under or in connection with Treasury Management Agreements;

(25) Investments made in connection with any nonqualified deferred compensation plan or arrangement for any Permitted Payee;

(26) additional Investments so long as the Consolidated Total Leverage Ratio does not exceed 5.25 to 1.00 on a pro forma basis;

(27) Investments consisting of the licensing, sublicensing or contribution of any intellectual property or other IP Rights pursuant to joint marketing, collaboration or other similar arrangements with other Persons;

(28) [reserved];

(29) contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Parent or any Restricted Subsidiary;

(30) Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this definition and any other pledges or deposits not prohibited by Section 4.12;

(31) Guarantees of obligations of the Parent or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Parent to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States and any other Guarantee of Indebtedness permitted to be incurred under Section 4.09;

(32) [reserved];

(33) purchases and acquisitions of inventory, supplies, materials, services, equipment or similar assets in the ordinary course of business; and

(34) Investments in or relating to any Receivables Subsidiary that, in the good faith determination of the Parent, are necessary or advisable to effect or operate a Qualified Receivables Financing (including any contribution of replacement or substitute assets to such Receivables Subsidiary) or any repurchases in connection therewith (including, without limitation, (i) repurchases to unwind any Qualified Receivables Financing and (ii) the contribution or lending of cash or Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Parent or any Restricted Subsidiary or to otherwise fund required reserves and Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness).

“Permitted Liens” means, with respect to any Person:

(1) Liens created to secure Indebtedness and other Obligations under Credit Facilities that were or will be permitted by the terms of this Indenture to be incurred pursuant to clause (1) of Section 4.09(b);

(2) Liens for taxes or other governmental charges which are not overdue for a period of more than 60 days or, if more than 60 days overdue (i) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (ii) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor;

(3) statutory or common law Liens (and rights of set-off) of landlords, sub landlords, construction contractors, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 60 days or (ii) for amounts that are overdue by more than 60 days (A) that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (B) with respect to which no filing or other action has been taken to enforce such Lien;

(4) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance, health, disability or employee benefits and other types of social security laws and regulations, or otherwise securing obligations incurred under clause (22) of Section 4.09(b), (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, warranties, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts (including customer contracts), indemnitees, performance, completion and return-of-money bonds and other similar obligations (including those to secure (x) obligations incurred under clause (6) of Section 4.09(b), (y) health, safety and environmental obligations and (z) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or applicable law) (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement (including in respect of deductibles, self-insurance retention amounts and premiums and adjustments related thereto), premium or indemnification (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) obligations of insurance brokers or carriers providing property, casualty, liability or other insurance or self-insurance to the Parent and its subsidiaries (including deductibles, self-insurance, co-payment, co-insurance and retentions) or (y) leases, sub-leases, licenses or sub-licenses of property otherwise not prohibited by this Indenture and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(5) Liens consisting of easements, covenants, conditions, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements and encumbrances, applicable laws and municipal ordinances, rights-of-way, rights, waivers, reservations, restrictions, encroachments, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables and other similar protrusions or encumbrances, agreements and other similar matters of fact or record and matters that would be disclosed by a survey or inspection of any real property and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Parent and/or its Restricted Subsidiaries, taken as a whole, or materially interfere with the use of the affected property for its intended purpose or materially adversely affect the rights of the Holders of the Notes;

(6) Liens consisting of any (i) interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, sub-lease, license, sub-license or similar arrangement of real estate or other property (including any technology or intellectual property) not prohibited by this Indenture, (ii) landlord lien arising by law or permitted by the terms of any lease, sub-lease, license, sub-license or similar arrangement, (iii) restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, sub-lease, license, sub-license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) deposit of cash with the owner or lessor of premises leased and operated by the Parent or any Restricted Subsidiary in the ordinary course of business to secure the performance of obligations under the terms of the lease for such premises;

(7) Liens (i) solely on any cash (or Cash Equivalent) earnest money deposits (including as part of any escrow arrangement) made by the Parent and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment not prohibited by this Indenture (or to secure letters of credit, bank guarantees or similar instruments posted in respect thereof), (ii) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to clauses (2), (3), (5), (13), (14), (15), (21), (22) or (30) of the definition of “Permitted Investments” or clause (3) of Section 4.07(a) or (iii) consisting of (A) an agreement to dispose of any property in a transaction not prohibited by this Indenture and/or (B) the pledge of cash or Cash Equivalents as part of an escrow or similar arrangement required in any Asset Sale not prohibited by this Indenture;

(8) precautionary or purported Liens evidenced by the filing of Uniform Commercial Code (“UCC”) financing statements or similar financing statements under applicable law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business, (ii) the sale of accounts receivable in the ordinary course of business for which a UCC financing statement or similar financing statement under applicable law is required and/or (iii) the sale of Receivables Financing Assets and related assets in connection with any Qualified Receivables Financing;

(9) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(10) Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any dimensions of real property or any structure thereon, including Liens in connection with any condemnation, expropriation or eminent domain proceeding or compulsory purchase order;

(11) Liens to secure any Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that (a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the Indebtedness being refinanced under the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and (b) the Refinancing Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Indebtedness being refinanced and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(12) (i) Liens existing on, or contractually committed or contemplated as of, the Issue Date and in each case any modification, replacement, refinancing, renewal or extension thereof; provided that no such Lien extends to any additional property other than property required to be covered thereby or (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under clause (12) of Section 4.09(b) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is not prohibited by Section 4.09;

(13) Liens securing Indebtedness permitted pursuant to clause (13) of Section 4.09(b); provided that (i) any such Lien shall encumber only the assets (including Equity Interests) acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness, and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon and customary security deposits with respect thereto (it being understood that individual financings of the type permitted under clause (13) of Section 4.09(b) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) utilization of this clause (13) shall not increase capacity under clause (20) below;

(14) Liens securing Indebtedness permitted pursuant to clause (14) of Section 4.09(b); provided that (a) in that case of Liens securing Indebtedness incurred pursuant to clause (14)(x) of Section 4.09(b) (i) any such Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary, or is acquired by, or merged with or into or consolidated or amalgamated with, the Parent or any Restricted Subsidiary, were not incurred in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger, consolidation or amalgamation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or that is merged with or into, or consolidated or amalgamated with or acquired by, the Parent or the Restricted Subsidiary, and (ii) any such Liens on property existing at the time of acquisition of the property by the Parent or any Restricted Subsidiary of the Parent were not incurred in contemplation of such acquisition and (b) in case of Liens securing Indebtedness incurred pursuant to clause (14)(y) of Section 4.09(b), on the date of such incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio (1) would be no greater than 5.50 to 1.00 or (2) would be equal to or lower than the Consolidated Secured Debt Ratio immediately prior to such incurrence;

(15) (i) Liens that are contractual rights of set-off or netting or pledge relating to (A) the establishment of depositary relations with banks or other financial institutions not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Parent and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent and/or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Parent and/or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to deposit accounts or similar accounts, (iv) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC (or any similar applicable law of any jurisdiction) on items in the ordinary course of business, (v) Liens (including rights of set-off) in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness not prohibited by this Indenture incurred in connection with any transaction not prohibited by this Indenture, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction or on cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;

(16) Liens on assets and Equity Interests of Non-Guarantor Subsidiaries (including Equity Interests owned by such Persons) securing Indebtedness or other obligations of Non-Guarantor Subsidiaries permitted pursuant to Section 4.09;

(17) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Parent and/or its Restricted Subsidiaries;

(18) Liens arising in connection with the 2024 SS&C International Reorganization Transactions;

(19) [reserved];

(20) other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at the time of incurrence not to exceed the greater of $1,620.0 million and 75.0% of Pro Forma EBITDA;

(21) (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation (including appeal bonds) being contested in good faith not constituting an Event of Default under clause (5) of the definition thereof and (ii) any cash deposits securing any settlement of litigation;

(22) (i) leases, licenses, subleases, sub-licenses or cross-licenses granted to others, (ii) assignments of IP Rights granted to a customer of the Parent or any Restricted Subsidiary in the ordinary course of business or (iii) the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, sub-lease, license, sub-license, franchise, grant or permit held by the Parent or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, sub-lease, license, sub-license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(23) Liens on Securities or other assets that are the subject of repurchase agreements constituting Investments permitted under Section 4.07 arising out of such repurchase transaction;

(24) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under clauses (5), (6), (8), (22), (24) and (25) of Section 4.09(b);

(25) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property and bailee arrangements in the ordinary course of business and not prohibited by this Indenture or (ii) by operation of law under Article 2 of the UCC (or any similar applicable law of any jurisdiction);

(26) Liens (i) in favor of the Issuer or any Guarantor and/or (ii) granted by any Person other than the Issuer or any Guarantor in favor of any Non-Guarantor Subsidiary, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 4.07 or Section 4.09 or securing other intercompany obligations not prohibited by this Indenture;

(27) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(28) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of commercial letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(29) Liens securing Hedging Obligations in connection with any Swap Contract of the type described in clause (19) of Section 4.09(b);

(30) (i) Liens on Equity Interests of Joint Ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(31) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(32) [reserved];

(33) undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or, if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(34) with respect to any Foreign Subsidiary, Liens and privileges arising mandatorily by any applicable law; provided that such Liens and privileges extend only to the assets or Equity Interests of such Foreign Subsidiary and do not secure Indebtedness for borrowed money;

(35) ground leases or subleases in respect of real property on which facilities owned or leased by the Parent or any of its Restricted Subsidiaries are located;

(36) Liens that are customary in the business of the Parent and its Restricted Subsidiaries and that do not secure Indebtedness for borrowed money;

(37) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(38) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds;

(39) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any applicable law;

(40) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Parent or any Restricted Subsidiary in the ordinary course of business;

(41) Liens granted pursuant to a security agreement between the Parent or any Restricted Subsidiary and a licensee of IP Rights to secure the damages, if any, incurred by such licensee resulting from the rejection of the license of such licensee in a bankruptcy, insolvency, reorganization or similar proceeding with respect to the Parent or such Restricted Subsidiary;

(42) Liens arising solely in connection with rights of dissenting equity holders pursuant to any applicable law in respect of any acquisition or other similar Investment not prohibited by this Indenture;

(43) [reserved];

(44) Liens securing obligations in respect of any Secured Treasury Management Agreement;

(45) Liens to secure any Indebtedness permitted to be incurred pursuant to Section 4.09; provided that, at the time of its incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 5.50 to 1.00;

(46) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business; and

(47) Liens on Receivables Financing Assets, and any other assets of any Receivables Subsidiary incurred in connection with a Qualified Receivables Financing.

“Permitted Payee” means any future, current or former director, officer, member of management, manager, employee, independent contractor or consultant (or any Affiliate or transferee of any of the foregoing) of the Parent (or any Restricted Subsidiary).

“Permitted Reorganization” means any transaction or undertaking, including Investments, in connection with internal reorganizations and or restructurings (including in connection with tax planning and corporate reorganizations), so long as, after giving effect thereto, the Issuer and the Guarantors shall comply with any requirements in this Indenture to designate each of their subsidiaries as a Restricted Subsidiary or a Guarantor, as applicable.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Pro Forma EBITDA” means, with respect to any period, the EBITDA of Parent and its Restricted Subsidiaries for such period with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”. Unless otherwise specified, Pro Forma EBITDA shall be calculated for the most recently completed four fiscal quarter period for which financial statements were required to have been delivered pursuant to this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Stock.

“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions:

(1) Parent or the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Parent or the applicable Subsidiary, as the case may be;

(2) all sales of Receivables Financing Assets and related assets by Parent or the applicable Subsidiary (other than a Receivables Subsidiary) either to the applicable Receivables

Subsidiary or directly to the applicable third-party financing providers (as the case may be) are made at fair market value, as determined in good faith by the Issuer; and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Undertakings.

“Rating Agencies” means Moody’s, S&P and Fitch or if Moody’s, S&P or Fitch or each shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s, S&P and Fitch or each, as the case may be.

“Ratings Event” means the Notes are rated below an Investment Grade Rating by two of three of the Rating Agencies on any day during the period that (1) begins on the earlier of (a) the date of the first public announcement of the occurrence of such Change of Control or of the intention by the Parent to effect such Change of Control or (b) the occurrence of such Change of Control and (2) ends on the 60th calendar day following consummation of such Change of Control; provided, however, that such period shall be extended for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Parent or any of its Subsidiaries pursuant to which Parent or any of its Subsidiaries may sell, assign, convey or otherwise transfer to any other Person, or may grant a security interest in, any Receivables Financing Assets (whether now existing or arising in the future) of Parent or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables Financing Assets, all contracts and all guarantees or other obligations in respect of such Receivables Financing Assets, proceeds of such Receivables Financing Assets and other assets which are customarily sold, assigned, conveyed, or transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions or factoring transactions involving Receivables Financing Assets and any Hedging Obligations entered into by Parent or any such Subsidiary in connection with such Receivables Financing Assets.

“Receivables Financing Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by Parent or any Restricted Subsidiary or in which Parent or any Restricted Subsidiary has any rights or interests, in each case, without regard to where such assets or interest are located: (1) receivables, payment obligations, installment contracts, and similar rights, whether currently existing or arising or estimated to arise in the future, and whether in the form of accounts, chattel paper, general intangibles, instruments or otherwise (including any drafts, bills of exchange or similar notes and instruments), (2) royalty and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, including without limitation licensing fees, lease payments and similar revenue streams, (3) revenues related to distribution and merchandising of the products of Parent and its Restricted Subsidiaries, (4) intellectual property rights relating to the generation of any of the foregoing types of assets, and (5) any other assets and property to the extent customarily included in securitization transactions or factoring transactions of the relevant type in the applicable jurisdictions (as determined by the Issuer in good faith).

“Receivables Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing Repurchase Obligation” means any obligation of a seller of Receivables Financing Assets in a Qualified Receivables financing to repurchase Receivables Financing Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Receivables Financing Asset or portion thereof becoming subject to any asserted defense, dispute, dilution, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Restricted Subsidiary that is a Wholly-Owned Subsidiary (or another Person formed for the purposes of engaging in Qualified Receivables Financing with Parent or any of its Subsidiaries in which Parent or any of its Subsidiaries makes an Investment and to which Parent or any of its Subsidiaries transfers Receivables Financing Assets and related assets) which engages in no activities other than in connection with the financing of Receivables Financing Assets of Parent and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Parent or any other Restricted Subsidiary (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Undertakings), (b) is recourse to or obligates Parent or any other Restricted Subsidiary in any way other than pursuant to Standard Undertakings, or (c) subjects any property or asset of Parent or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Undertakings;

(2) with which neither Parent nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which Parent reasonably believes to be no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Parent (other than pursuant to Standard Undertakings); and

(3) to which neither Parent nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Undertakings).

“Real Estate Asset” means, at any time of determination, all right, title and interest of the Issuer or any Guarantor in and to all real property owned by such Person and all real property leased or subleased by such Person (in each case including, but not limited to, land, improvements and fixtures thereon).

“Refinancing Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance,

renew, replace, defease or refund, other Indebtedness of the Parent or any of its Restricted Subsidiaries; provided that:

(1) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection therewith) plus unutilized commitments;

(2) such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, that the limitations set forth in this subclause (2) shall not apply to Refinancing Indebtedness in the form of (x) customary bridge loans with a maturity date of no longer than one year (provided that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (2)), (y) customary term A loans, and (z) 364-day bridge loans;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Notes, such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes either: (i) on terms at least as favorable to the Holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (as determined by the Issuer in good faith), or (ii) pursuant to an intercreditor agreement; and

(4) if the Indebtedness being refinanced is Indebtedness of the Issuer or a Guarantor, such Refinancing Indebtedness is also Indebtedness of the Issuer or a Guarantor.

“Record Date” for the interest payable on any applicable Interest Payment Date means the May 15 or November 15 (whether or not a Business Day) preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by Parent or a Restricted Subsidiary in exchange for assets transferred by Parent or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee (or any successor department or group of the Trustee), including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of the Parent that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings and any successor to its rating agency business.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Parent or any of its Restricted Subsidiaries secured by a Lien.

“Secured Treasury Management Agreement” means any Treasury Management Agreement between any of the Issuer, the Parent or Guarantors and any lender or any Affiliate of a lender that has been designated in writing by the applicable lender (or Affiliate of a lender) to an administrative agent and the Issuer as a “Secured Treasury Management Agreement”.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Existing Senior Secured Credit Facilities and related guarantees or the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Existing Senior Secured Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of this Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided that Senior Indebtedness shall not include:

(a) any obligation of such Person to Parent or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business; provided that obligations incurred pursuant to Credit Facilities shall not be excluded pursuant to this clause (c);

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Significant Subsidiary” means any Restricted Subsidiary or any group of Restricted Subsidiaries that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by Parent and its Restricted Subsidiaries on the Issue Date or any natural outgrowth or reasonable extension,

development, expansion thereof, or any business that is similar, reasonably related, incidental or ancillary thereto.

“Standard Undertakings” means representations, warranties, covenants, indemnities, reimbursement obligations, performance undertakings, guarantees of performance, and similar customary payment obligations entered into by Parent or any of its Subsidiaries, whether joint and several or otherwise, which Parent has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Financing Repurchase Obligation shall be deemed to be a Standard Undertaking.

“Subordinated Indebtedness” means:

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Guarantor other than Parent.

“Swap Contract” means (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement used to document transactions of the type specified in clause (1) (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (1) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (2) for any date prior to the date referenced in clause (1), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit or debit cards, p-cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of the applicable notice of redemption of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent statistical release designated as “H.15” under the caption “Treasury constant maturities” or any successor publication which is published at least weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity that has become publicly available at least two Business Days prior to the date of such notice (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the applicable Redemption Date to June 1, 2027; provided, however, that if the period from the applicable Redemption Date to June 1, 2027 is less than one year, the weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means Wilmington Trust, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving under this Indenture.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Parent which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of Parent (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Parent or any Subsidiary of Parent (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1) such designation complies with Section 4.07; and

(2) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Parent or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to either (a) the Fixed Charge Coverage Ratio test or (b) the Consolidated Total Leverage Ratio test, each described in Section 4.09(a); or

(2) either (a) the Fixed Charge Coverage Ratio for Parent and its Restricted Subsidiaries would be equal to or greater than or (b) the Consolidated Total Leverage Ratio for Parent and its Restricted Subsidiaries would be equal to or less than, as applicable, such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation. The Issuer may not be designated as an Unrestricted Subsidiary.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Additional Notes”	2.01
“Affiliate Transaction”	4.11
“Applicable Premium Deficit”	8.04
“Asset Sale Offer”	4.10
“Asset Sale Threshold”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16
“Declined Asset Sale Proceeds”	4.10
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Fixed Amount”	4.17
“Foreign Disposition”	4.10
“Increased Amount”	4.12
“incur”	4.09
“incurrence”	4.09

Term	Defined in Section
“Incurrence-Based Amount”	4.17
“Initial Default”	6.01
“LCA Election”	4.18
“LCA Test Date”	4.18
“Legal Defeasance”	8.02
“Note Register”	2.03
“Notice of Default”	4.04
“Offer Amount”	3.09
“Offer Period”	3.09
“Other Guarantee”	10.06
“Pari Passu Indebtedness”	4.10
“Paying Agent”	2.03
“Reclassifiable Item”	4.17
“Redemption Date”	3.07
“Refinancing Indebtedness”	4.09
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Repurchase Date”	3.09
“Restricted Payments”	4.07
“Reversion Date”	4.16
“Successor Company”	5.01
“Successor Person”	5.01
“Suspended Covenants”	4.16
“Suspension Period”	4.16
“Treasury Capital Stock”	4.07

Section 1.03 Trust Indenture Act. For the avoidance of doubt, the Trust Indenture Act shall not be applicable to, and shall not govern, this Indenture, the Notes, the Guarantees, or any documents or instruments related thereto, and no terms used in any of the foregoing shall have meanings given to them by such act.

Section 1.04 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(j) the phrase “in writing” or any similar phrase as used herein shall be deemed to include PDF attachments and other electronic means of transmission, unless otherwise indicated;

(k) unless otherwise provided in this Indenture or in any Note, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is under no obligation to agree to accept electronic signatures in any form or in any format except for facsimile and PDF unless expressly agreed to by the Trustee pursuant to reasonable procedures approved by the Trustee; and

(l) the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”.

Section 1.05 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this clause (f) of Section 1.05 shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through the Applicable Procedures and its other standing instructions and customary practices.

(h) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the Applicable Procedures to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

Article II

THE NOTES

Section 2.01 Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of the Trustee’s authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee as Custodian, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited, subject to compliance with Section 4.09.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture or a supplemental indenture in the form of Exhibit D hereto, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article III.

Additional Notes ranking pari passu with the Initial Notes (“Additional Notes”) may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, waivers, amendments, redemptions, offers to purchase and otherwise as the Initial Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09; and provided, further, that Additional Notes shall not be issued with the same CUSIP or ISIN, if any, as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax purposes.

Section 2.02 Execution and Authentication.

At least one Officer of the Issuer shall execute the Notes by manual, facsimile, PDF attachment or other electronically transmitted signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A hereto by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued under this Indenture.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03 Registrar and Paying Agent.

The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency in the United States where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar. The Issuer shall maintain a registrar in the United States. The term “Paying Agent” includes any additional paying agents. The Issuer initially appoints the Trustee as (i) Registrar and Paying Agent and (ii) the Custodian with respect to the Global Notes. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its respective Subsidiaries may act as Paying Agent or Registrar. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuer shall require the Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee in writing of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or one of its Subsidiaries) shall have no further liability for the money. If the Issuer or one of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor. A beneficial interest in a Global Note shall be exchangeable for a Definitive Note if (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuer within 120 days or (ii) in the case of any Global Note, there shall have occurred and be continuing an Event of Default with respect to such Global Note. Upon the occurrence of any of the preceding events in clause (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with the Applicable Procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or Section 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in clause (i) or (ii) above and pursuant to Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, that beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes pursuant to this clause (b).

Transfers of beneficial interests in the Global Notes also shall require compliance with either subclauses (1) or (2) below, as applicable, as well as one or more of the other following subclauses, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser of the Notes) unless permitted by applicable law and made in compliance with subclauses (2) or (3) below. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Global Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of a duly completed Certificate of Transfer or Certificate of Exchange, as applicable, required by the Issuer to establish compliance with Rule 903 of the Securities Act.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a duly completed Certificate of Transfer, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a duly completed Certificate of Transfer, including the certifications in item (2) thereof.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, if the exchange or transfer complies with the requirements of Section 2.06(b)(2) and the Registrar receives the following: (i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a duly completed Certificate of Exchange from such Holder, including the certifications in item (1)(a) thereof; or (ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a duly completed Certificate of Transfer from such Holder, including the certifications in item (5) thereof; and, in each case, if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is so effected at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests so transferred.

(5) If the Issuer determines (upon the advice of counsel and such other certifications and evidence as the Issuer may reasonably require) that a Note is eligible (without limits) for resale pursuant to Rule 144 under the Securities Act (or a successor provision) and that the Private Placement Legend is no longer necessary or appropriate in order to ensure that subsequent transfers of the Note (or a beneficial interest therein) are effected in compliance with the Securities Act, the Issuer shall instruct in writing the Trustee to cancel the Notes and issue to the non-affiliate Holders thereof (or to their transferees) new Notes of like tenor and amount, registered in the name of the Holder thereof (or to their transferees), that does not bear the Private Placement Legend, and the Trustee will comply with such instruction.

(6) Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes. Beneficial interests in Global Notes shall be exchanged only for Definitive Notes pursuant to this clause (c).

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clause (i) or (ii) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a duly completed Certificate of Exchange from such Holder, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a duly completed Certificate of Transfer, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a duly completed Certificate of Transfer, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a duly completed Certificate of Transfer, including the certifications in item (4)(a) thereof;

(E) if such beneficial interest is being transferred to the Issuer or any of its Restricted Subsidiaries, a duly completed Certificate of Transfer, including the certifications in item (4)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a duly completed Certificate of Transfer, including the certifications in item (4)(c) thereof, and the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and, upon receipt of the Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount.

Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clause (i) or (ii) of Section 2.06(a) and if the Registrar receives (i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a duly completed Certificate of Exchange from such Holder, including the certifications in item (1)(b) thereof; or (ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a duly completed Certificate of Transfer, including the certifications in item (5) thereof; and, in each case, if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clause (i) or (ii) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(2), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests. Restricted Definitive Notes shall be exchanged only for beneficial interests in Restricted Global Notes pursuant to this subclause (d).

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a duly completed Certificate of Exchange from such Holder, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a duly completed Certificate of Transfer, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a duly completed Certificate of Transfer, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a duly completed Certificate of Transfer, including the certifications in item (4)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Issuer or any of its Restricted Subsidiaries, a duly completed Certificate of Transfer, including the certifications in item (4)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a duly completed Certificate of Transfer, including the certifications in item (4)(c) thereof, and the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives (i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a duly completed Certificate of Exchange from such Holder, including the certifications in item (1)(c) thereof; or (ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a duly completed Certificate of Transfer from such Holder, including the certifications in item (5) thereof; and, in each case, if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subclauses in this Section 2.06(d)(2), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subclauses (1)(B) or (3) above of this Section 2.06(d) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Definitive Notes shall be exchanged only for Definitive Notes pursuant to this Section 2.06(e). Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a duly completed Certificate of Transfer, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a duly completed Certificate of Transfer, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a duly completed Certificate of Transfer, including the certifications required by item (4) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following (i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a duly completed Certificate of Exchange from such Holder, including the certifications in item (1)(d) thereof; or (ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a duly completed Certificate of Transfer from such Holder, including the certifications in item (5) thereof; and, in each case, if the Registrar or the Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(1) Private Placement Legend.

(A) Except as permitted by subclause (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:

(1) REPRESENTS THAT (A) IT, AND ANY ACCOUNT FOR WHICH IT IS ACTING, IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), OR (B) IT HAS ACQUIRED THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT,

(2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN EXCEPT (A) TO SS&C TECHNOLOGIES HOLDINGS, INC., THE ISSUER, OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF REGULATION S OF THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER AND THE TRUSTEE) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND

(3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTIONS” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subclauses (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE

BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(H) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(A) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(2) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.04).

(3) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(4) Neither the Issuer nor the Registrar shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection or (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(6) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(7) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10) Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

Section 2.07 Replacement Notes. If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and in the judgment of the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses (including the expenses of the Trustee) in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary of the Issuer or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

Section 2.10 Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act in accordance with its customary procedures). Certification of the disposal of all cancelled Notes shall be delivered to the Issuer upon its written request. The Issuer may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders of Notes on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee, an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee, for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuer shall promptly notify the Trustee of such special record date. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer made at least one Business Day prior to the date on which notice is to be sent (or such shorter period as agreed to by the Trustee), the Trustee, in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid or delivered electronically in accordance with the Applicable Procedures, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13 CUSIP/ISIN Numbers. The Issuer in issuing the Notes may use CUSIP or ISIN numbers, as applicable, (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers, as applicable, in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN numbers, as applicable.

Article III

REDEMPTION

Section 3.01 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be given or caused to be given to the applicable Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth (i) the section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price (or manner of calculation if not then known).

Section 3.02 Selection of Notes to Be Redeemed or Purchased. If fewer than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased (a) if the Notes are listed on any national securities exchange (and the Issuer has advised the Trustee of such listing), in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the Applicable Procedures. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 15 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

In no event shall the Trustee be responsible for monitoring, or charged with knowledge of, the maximum aggregate amount of the Notes eligible to be redeemed

Section 3.03 Notice of Redemption. Subject to Section 3.09, the Issuer shall deliver in accordance with the Applicable Procedures or mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed at such Holder’s registered address, except that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI.

The notice shall identify the Notes to be redeemed (including the CUSIP or ISIN number) and shall state:

(a) the Redemption Date;

(b) the redemption price;

(c) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) the section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, as applicable, if any, listed in such notice or printed on the Notes; and

(i) if such redemption or purchase is subject to satisfaction of one or more conditions precedent, a description of each condition to such redemption or purchase and, if applicable, that, in the Issuer’s discretion, the Redemption Date or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption was sent, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date or the purchase date, or by the Redemption Date or purchase date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied, and that, in the Issuer’s discretion, payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be given or caused to be given to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in subclause (i) of this Section 3.03.

Section 3.04 Effect of Notice of Redemption. Once notice of redemption is given in accordance with Section 3.03 and any conditions thereto are satisfied, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price (except as provided for in Section 3.03(i)). The notice, if given in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Subject to Section 3.05, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption or Repurchase Price. Prior to 12:00 p.m. (New York City time) on the redemption or purchase date, the Issuer shall deposit with the Paying Agent an amount of money, in immediately available funds, sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or repurchased on that date. The Paying Agent shall promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or repurchased.

If the Issuer complies with the provisions of the preceding paragraph and any conditions thereto are satisfied, on and after the Redemption Date or Repurchase Date, interest shall cease to accrue on the Notes, or the portions of Notes, as applicable, called for redemption or purchase. If a Note is redeemed or repurchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date or Repurchase Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date, and no additional interest will be payable to Holders whose Notes are so redeemed or repurchased. If any Note called for redemption or repurchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or Repurchase Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date or Repurchase Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or repurchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption. Except as set forth below in this Section 3.07 or in Section 4.14, the Issuer shall not be entitled to redeem the Notes at its option prior to June 1, 2027.

(a) At any time prior to June 1, 2027, the Issuer may on one or more occasions redeem the Notes, in whole or in part, at a redemption price equal to 100.0% of the principal amount of the Notes being redeemed, plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date in accordance with Section 3.05. Calculation of the Applicable Premium shall be made by the Issuer or on behalf of the Issuer or by such Person as the Issuer shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

(b) On and after June 1, 2027, the Issuer may on one or more occasions redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable Redemption Date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date in accordance with Section 3.05, if redeemed during the twelve-month period beginning on June 1 of each of the years indicated below:

Year	Optional Redemption Price
2027	103.250%
2028	101.625%
2029 and thereafter	100.000%

In addition, prior to June 1, 2027, the Issuer may, at its option, on one or more occasions, redeem up to 40.0% of the aggregate principal amount of Notes issued by it at a redemption price equal to 106.500% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable Redemption Date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date in accordance with Section 3.05, with the net cash proceeds of one or more Equity Offerings; provided that at least 50.0% of the aggregate principal amount of Notes issued under this Indenture (giving effect to the issuance of any Additional Notes) remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(c) Notice of any redemption or purchase of the Notes may, at the Issuer’s discretion, be subject to one or more conditions precedent.

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.08 Mandatory Redemption. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes. The Issuer and its Affiliates may acquire Notes by means other than a redemption, whether by open market purchases, tender offer, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.09 Offers to Repurchase by Application of Excess Proceeds. (a) In the event that, pursuant to Section 4.10, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Repurchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) Upon the commencement of an Asset Sale Offer, the Issuer shall send, electronically or by first-class mail, a notice to each of the Holders, with a copy to the Trustee and Agents. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open;

(2) the Offer Amount, the repurchase price and the Repurchase Date;

(3) that any Note not tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Repurchase Date;

(5) that Holders electing to have a Note repurchased pursuant to an Asset Sale Offer may elect to have Notes repurchased in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

(6) that Holders electing to have a Note repurchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Repurchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Repurchase Date;

(7) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receive, not later than the expiration date of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the

Holder, the principal amount of the Note the Holder delivered for repurchase and a statement that such Holder is withdrawing his election to have such Note repurchased;

(8) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Issuer shall select the Notes and such Pari Passu Indebtedness to be repurchased on a pro rata basis based on the accreted value or principal amount of the Notes and such Pari Passu Indebtedness tendered or by lot or such similar method in accordance with the Applicable Procedures (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased); and

(9) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unrepurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(d) On or before the Repurchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(e) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the repurchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unrepurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Repurchase Date.

(f) Other than as specifically provided in this Section 3.09 or Section 4.10, any repurchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

Article IV

COVENANTS

Section 4.01 Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.

Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary, holds as of 12:00 p.m. (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency. The Issuer shall maintain the office or agency required under Section 2.03 where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that no service of legal process may be made upon the Issuer or any Guarantor at any office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency required under Section 2.03. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03.

Section 4.03 Reports and Other Information. (a) Parent shall furnish to the Trustee:

(i) within 90 days after the end of each fiscal year of Parent ending after the Issue Date (or such longer period as may be permitted by the SEC and any successor thereto if Parent was then subject to such SEC reporting requirements as a non-accelerated filer, including any extensions permitted under Rule 12b-25 of the Exchange Act), the consolidated financial statements of Parent for such year prepared in accordance with GAAP, together with a report thereon by Parent’s independent auditors, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially similar to that which would be included in an Annual Report on Form 10-K filed with the SEC by Parent (if Parent were required to prepare and file such form); it being understood that Parent shall not be required to include any consolidating financial information with respect to Parent, the Issuer, any other Guarantor or any other Affiliate of Parent, or any separate financial statements or information for Parent, the Issuer, any other Guarantor or any other Affiliate of Parent;

(ii) within 45 days after the end of each of the first three fiscal quarters in each fiscal year of Parent (or such longer period as may be permitted by the SEC and any successor thereto if Parent was then subject to such SEC reporting requirements as a non-accelerated filer, including any extensions permitted under Rule 12b-25 of the Exchange Act), beginning with the first such fiscal quarter ending after the Issue Date, the condensed consolidated financial statements of Parent for such quarter prepared in accordance with GAAP, together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially similar to that which would be included in a Quarterly Report on Form 10-Q filed with the SEC by Parent (if Parent were required to prepare and file such form); it being understood that Parent shall not be required to include any consolidating financial information with respect to Parent, the Issuer, any other Guarantor or any other Affiliate of Parent, or any separate financial statements or information for Parent, the Issuer, any other Guarantor or any other Affiliate of Parent; and

(iii) information substantially similar to the information that would be required to be included in a Current Report on Form 8-K filed with the SEC by Parent (if Parent were required to prepare and file such form) pursuant to Item 1.01 (Entry into a Material Definitive Agreement), Item 1.02 (Termination of a Material Definitive Agreement), Item 1.03 (Bankruptcy or Receivership), 2.01 (Completion of Acquisition or Disposition of Assets), Item 2.05 (Costs Associated with Exit or Disposal Activities), Item 2.06 (Material Impairments), 4.01 (Changes in Registrant’s Certifying Accountants), Item 4.02 (Non Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review), 5.01 (Changes in Control of Registrant) or Items 5.02(b) and (c) (Departure of Directors or Certain Officers) (other than with respect to information otherwise required or contemplated by Item 402 or Regulation S-K promulgated by the SEC); Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers), of such form, within 10 days after the date of filing that would have been required for a current report on Form 8-K; provided, however, that no such information shall be required to include (x) any exhibits or (y) a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between Parent (or any of its Subsidiaries) and any director, manager or executive officer of Parent (or any of its Subsidiaries); and provided, further, no such information referenced under this clause (iii) shall be required to be made available or furnished if Parent determines in its good faith judgment that such event or such information is not material to the Holders of the Notes or the business, assets, operations or financial position of Parent and its Restricted Subsidiaries, taken as a whole.

Notwithstanding the foregoing, (A) the Parent will not be required to furnish any information, certificates or reports required by (i) Section 302, Section 404 or Section 906 of the Sarbanes Oxley Act of 2002, or related Items 307 or 308 of Regulation S K, (ii) Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, or (iii) Rule 3-09 of Regulation S-X, (B) such information will not be required to contain the separate financial information for Subsidiaries contemplated by Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X and (C) such information shall not be required to present compensation or beneficial ownership information.

In addition, to the extent not satisfied by the foregoing, for so long as the Notes remain subject to this Section 4.03(a) and constitute “restricted securities” under Rule 144 under the Securities Act, the Issuer will furnish to the Holders thereof and prospective investors in such Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) (as in effect on the Issue Date) under the Securities Act.

(b) Parent will make available such information and such reports (as well as the details regarding the conference call described below) to any Holder and, upon request, to any beneficial owner of the Notes, in each case by posting such information and reports on its website, on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment, and will make such information and reports readily available to any Holder, any prospective investor in the Notes, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes who agrees to treat such information and reports as confidential or accesses such information and reports on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment; provided that Parent shall post such information and reports thereon and make readily available any password or other login information to any such Holder, bona fide prospective investor, securities analyst or market maker; provided, further, however, that Parent may deny access to any competitively-sensitive information and reports otherwise to be provided pursuant to this Section 4.03(b) to any such Holder, prospective investor, security analyst or market maker that is a competitor of Parent and its Subsidiaries to the extent that Parent determines in good faith that the provision of such information and reports to such Person would be competitively harmful to Parent and its Subsidiaries; and provided, further, that such Holders, prospective investors, security analysts or market makers shall agree to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein). Parent will hold a quarterly conference call for all Holders and securities analysts (to the extent providing analysis of investment in the Notes) to discuss such financial information (including a customary Q&A session) no later than 10 Business Days after distribution of such financial information, it being agreed, for avoidance of any doubt, that Parent’s customary quarterly earnings’ call with respect to Parent’s equity securities shall satisfy this covenant.

(c) Any direct or indirect Parent Entity may satisfy the obligations of Parent set forth in this covenant by providing the requisite financial and other information of such Parent Entity instead of Parent; provided that to the extent such information related to such Parent Entity, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information of such Parent Entity, on the one hand, and the information relating to Parent and its Subsidiaries on a stand-alone basis, on the other hand.

(d) Parent shall be deemed to have furnished such information referred to above to the Trustee and the Holders if Parent or any direct or indirect parent of Parent has filed such information with the SEC via the EDGAR (or successor) filing system and such information is publicly available.

(e) To the extent any such reports referred to in Section 4.03(a) above is not so filed or furnished, as applicable, within the time periods specified above and such reports are subsequently filed or furnished, as applicable, Parent shall be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured.

(f) The Trustee shall have no obligation to monitor whether the Issuer posts such reports, information and documents on the Issuer’s website or online data system. Delivery of reports, information and documents to the Trustee under this Section 4.03 are for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

Section 4.04 Compliance Certificate. (a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that, in the course of the performance by the signer of his or her duties as an officer, he or she would normally have knowledge of any default by the Issuer in the performance of any of its obligations contained in this Indenture, and that a review of the activities of the Issuer and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer and the Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer and the Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any of its Restricted Subsidiaries gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than 10 Business Days after becoming aware of any Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such Default, its status and what actions the Issuer is taking or proposes to take with respect thereto. The Trustee shall not be deemed to have knowledge of any Defaults or Events of Default unless written notice of an event, which is in fact a Default, has been delivered to the Trustee at its office specified in this Indenture and such notice references the Notes and this Indenture and states that it is a “Notice of Default”.

Section 4.05 Taxes. The Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Restricted Payments. (a) Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) pay any dividend or make any payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend, payment or distribution payable in connection with any merger or consolidation other than:

a) dividends or distributions payable by Parent solely in Equity Interests (other than Disqualified Stock) of Parent; or

b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Parent, including in connection with any merger or consolidation, held by Persons other than Parent or any Restricted Subsidiary of Parent;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuer or any Guarantor, other than:

a) Indebtedness owing to Parent or a Restricted Subsidiary of Parent; or

b) the purchase, repurchase or other acquisition or redemption, defeasance or retirement for value of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final principal payment at maturity, in each case due within one year of the date of purchase, repurchase or other acquisition or redemption, defeasance or retirement for value; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) in the case of a Restricted Payment other than a Restricted Investment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) except in the case of a Restricted Investment, immediately after giving effect to such transaction on a pro forma basis, Parent could incur at least $1.00 of additional Indebtedness pursuant to either (a) the Fixed Charge Coverage Ratio test or (b) the Consolidated Total Leverage Ratio test, each set forth in Section 4.09(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (8) and (24) of Section 4.07(b), but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum of (without duplication):

(i) the greater of $864.0 million and 40.0% of Pro Forma EBITDA; plus

(ii) an amount (which amount shall not be less than zero) equal to 50.0% of Consolidated Net Income of the Parent for the cumulative period from April 1, 2024 to and including the last day of the most recently ended fiscal quarter of the Parent prior to such date for which consolidated financial statements required pursuant to Section 4.03 have been delivered or, at the Parent’s election, are internally available (treated as one accounting period); plus

(iii) 100.0% of the aggregate amount of any capital contributions to the Parent or any Restricted Subsidiary received as cash equity and the cash proceeds of any issuance or sale of Equity Interests of the Parent (other than, in each case, any amounts (v) relied on to make a Restricted Payment pursuant to clause (19) of Section 4.07(b), (w) relied on to incur Indebtedness pursuant to clause (21) under Section 4.09(b), (x) constituting an Available Excluded Contribution Amount or proceeds of an issuance of Disqualified Stock, (y) received from the Parent or any Restricted Subsidiary or (z) consisting of the proceeds of any loan or advance made pursuant to clause (7)(ii) of the definition of “Permitted Investments”), plus the fair market value, as determined in good faith by the Parent, of Cash Equivalents, marketable securities or other property received by the Parent or any Restricted Subsidiary as a capital contribution or received by the Parent in return for any issuance or sale of Equity Interests of the Parent (other than, in each case, any amounts (v) relied on to make a Restricted Payment pursuant to clause (19) of this Section 4.07(b), (w) relied on to incur Indebtedness pursuant to clause (21) of Section 4.09(b), (x) constituting an Available Excluded Contribution Amount or proceeds of any issuance of Disqualified Stock or (y) received from the Parent or any Restricted Subsidiary), in each case, during the period from and including the Issue Date through and including such time; plus

(iv) 100.0% of the aggregate principal amount of any Indebtedness or Disqualified Stock, in each case, of the Parent or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or such Disqualified Stock issued to the

Parent or any Restricted Subsidiary), which has been converted into or exchanged for Equity Interests of the Parent that does not constitute Disqualified Stock, together with the fair market value of any cash or Cash Equivalents, as determined in good faith by the Parent, and the fair market value, as determined in good faith by the Parent, of any property or assets received by the Parent or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the Issue Date through and including such time; plus

(v) 100.0% of the aggregate net proceeds received by the Parent or any Restricted Subsidiary during the period from and including the Issue Date through and including such time in connection with the disposition to any Person (other than the Parent or any Restricted Subsidiary) of any Investment made pursuant to this Section 4.07(a); plus

(vi) to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Parent or any Restricted Subsidiary during the period from and including the Issue Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans and interest payments on loans, in each case received in respect of any Investment made on or after the Issue Date pursuant to this Section 4.07(a) or, without duplication, otherwise received by the Parent or any Restricted Subsidiary from an Unrestricted Subsidiary (including any proceeds received on account of any issuance of Capital Stock by any Unrestricted Subsidiary (other than solely on account of the issuance of Equity Interests to the Parent or any Restricted Subsidiary)); plus

(vii) an amount equal to the sum of (A) the amount of any Investments by the Parent or any Restricted Subsidiary pursuant to this Section 4.07(a) in any Unrestricted Subsidiary or any Joint Venture that is not a Restricted Subsidiary that has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Parent or any Restricted Subsidiary and (B) to the extent that the Parent’s or a Restricted Subsidiary’s Investments in any Unrestricted Subsidiary or any Joint Venture have been made pursuant to this Section 4.07(a), the fair market value, as determined in good faith by the Parent, of the property or assets of any Unrestricted Subsidiary or any Joint Venture that is not a Restricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Parent or any Restricted Subsidiary, in each case, during the period from and including the Issue Date through and including such time; plus

(viii) the amount of any Declined Asset Sale Proceeds.

(b) The provisions of Section 4.07(a) shall not prohibit:

(1) the repurchase, redemption, retirement or other acquisition or retirement for value of Equity Interests held by any Permitted Payee: (a) [reserved]; (b) with the proceeds of any sale or issuance of, or of any capital contribution in respect of, the Equity Interests of the Parent (other than amounts constituting an Available Excluded Contribution Amount or amounts increasing the amount available for Restricted Payments pursuant to clause (3) of Section 4.07(a)); (c) with the net proceeds of any key-man life insurance policies; or (d) with the amount of any cash bonuses otherwise payable to any Permitted Payee that are foregone in exchange for the receipt of Equity Interests of the Parent pursuant to any compensation arrangement, including any deferred compensation plan;

(2) (a) payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Parent, or in connection with dividends, share splits, reverse share splits (or any combination thereof) and mergers, consolidations, amalgamations or other business combinations, and acquisitions and other Investments not prohibited by this Indenture, (b) honoring any conversion request by a holder of convertible Indebtedness, make any cash payments in lieu of fractional shares in connection with any conversion and make payments on convertible Indebtedness in accordance with its terms and (c) Restricted Payments consisting of (x) payments made or expected to be made in respect of withholding or similar taxes payable by any Permitted Payee and/or (y) repurchases of Equity Interests in consideration of the payments described in sub clause (x) of this clause (2)(c), including demand repurchases in connection with the exercise of stock options and the issuance of restricted stock units or similar stock based awards;

(3) the repurchase, redemption, acquisition or retirement of Equity Interests upon (or making provisions for withholdings in connection with), the exercise or vesting of warrants, options or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represent all or a portion of the exercise price of, or tax withholdings or similar taxes with respect to, such warrants, options or other securities convertible into or exchangeable for Equity Interests as part of a “cashless” exercise;

(4) the declaration and payment of annual cash dividends to holders of any class or series of common stock of the Parent in an amount not to exceed the greater of (x) 7.00% per annum of the market capitalization of the Parent based on the Parent’s trailing 30-day weighted average stock price and (y) the amount necessary to pay a dividend of $0.96 per share (as adjusted so that the aggregate amount payable pursuant to this clause (y) is not increased or decreased solely as a result of any stock split, reverse stock split, stock dividend or similar classification occurring after the Issue Date);

(5) Restricted Payments to (i) redeem, repurchase, defease, discharge, retire or otherwise acquire any Equity Interests (“Treasury Capital Stock”) of the Parent in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Parent and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Parent or any contribution to the equity of the Parent (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to the Parent or a Restricted Subsidiary) of any Refunding Capital Stock and (iii) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by the Parent was permitted under the preceding clause (i) or (ii), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount no greater than the aggregate amount of dividends on such Treasury Capital Stock that was permitted under clause (i) or (ii) of this Section 4.07(b)(5) (other than in connection with the issuance of such Refunding Capital Stock) immediately prior to such redemption, repurchase, defeasance, discharge, retirement or other acquisition;

(6) to the extent constituting a Restricted Payment, any transaction permitted by the definition of “Asset Sale” (other than clause (e) of the definition of “Asset Sale”) and under Section 4.11 (other than clause (b)(2) thereof);

(7) additional Restricted Payments in an aggregate amount not to exceed the greater of $648.0 million and 30.0% of Pro Forma EBITDA;

(8) any dividend or other distribution or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend, distribution or redemption contemplated by such declaration or redemption notice would have complied with the provisions of this covenant (it being understood that the amount of any such dividend shall be included in the aggregate amount of Restricted Payments determined in clause (3) of Section 4.07(a) only once and not as separate Restricted Payments made at both declaration and payment);

(9) any Restricted Payments made by the Parent or any Restricted Subsidiary; provided that, immediately after giving pro forma effect thereto and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Consolidated Total Leverage Ratio would be no greater than 4.75 to 1.00 or, in the case of Restricted Payments described in clause (iii) of Section 4.07(a), 5.00 to 1.00;

(10) additional Restricted Payments constituting any part of a Permitted Reorganization;

(11) a distribution, by dividend or otherwise, of the Equity Interests of, or debt owed to any Guarantor or any Restricted Subsidiary by, any Unrestricted Subsidiary;

(12) payments and distributions to satisfy dissenters’ rights (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential)), pursuant to or in connection with any acquisition, merger, consolidation, amalgamation, disposition or other transaction not prohibited by this Indenture;

(13) payments made for the benefit of the Parent or any Restricted Subsidiary to the extent such payments could have been made by the Parent or any Restricted Subsidiary because such payments (a) would not otherwise be Restricted Payments and (b) would not be prohibited by Section 4.11;

(14) any payments or deliveries in connection with a Swap Contract (i) by delivery of shares of the Parent’s Qualified Capital Stock or (ii) otherwise, to the extent of a payment or delivery received from a Swap Contract (whether such payment or delivery is effected by netting, set-off or otherwise);

(15) Restricted Payments in respect of required withholding or similar non-U.S. taxes with respect to any Permitted Payee and any repurchases of Equity Interests in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the issuance of restricted stock units or similar stock based awards;

(16) any refinancing, purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Subordinated Indebtedness made by exchange for, or out of the proceeds of, Refinancing Indebtedness not prohibited by Section 4.09;

(17) payments as part of, or to enable another Person to make, an “applicable high yield discount obligation” catch-up payment;

(18) Restricted Payments to purchase, redeem, defease or otherwise acquire or retire for value Subordinated Indebtedness in an amount not to exceed the greater of $648.0 million and 30.0% of Pro Forma EBITDA;

(19) (x) Restricted Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Parent and/or any capital contribution in respect of Qualified Capital Stock of the Parent or any Restricted Subsidiary, (y) Restricted Payments as a result of the conversion of all or any portion of any Subordinated Indebtedness into Qualified Capital Stock of the Parent and (z) to the extent constituting a Restricted Payment, payment-in-kind interest with respect to any Subordinated Indebtedness that is not prohibited to be incurred by Section 4.09;

(20) (x) with respect to any taxable period for which the Parent and/or any of its Restricted Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or non-U.S. tax purposes of which a direct or indirect parent of the Parent is the common parent, or for which the Parent is a disregarded entity for U.S. federal income tax purposes that is wholly-owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state, local or foreign tax purposes, Restricted Payments to any direct or indirect parent of the Parent in an amount not to exceed the amount of any U.S. federal, state, local and/or non-U.S. income taxes that the Parent and/or its Restricted Subsidiaries that are members of such income tax group, as applicable, would have paid for such taxable period had the Parent and/or its Restricted Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group less any amounts paid directly by Parent and such Restricted Subsidiaries with respect to such taxes; and (y) Restricted Payments the proceeds of which are used by any Parent Entity to pay (1) its general overhead and compliance costs and expenses (including corporate overhead and similar costs and expenses (including administrative, legal, audit, accounting, tax and other reporting and similar costs and expenses)) that are reasonable and customary and incurred in the ordinary course of business, (2) any reasonable and customary indemnification claims made by any future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractors of the Parent or any Parent Entity, in their capacities as such, attributable to the ownership or operations of any Parent Entity, the Parent and its Restricted Subsidiaries, (3) fees, expenses and other amounts (A) due and payable by the Parent or its Restricted Subsidiaries and (B)

otherwise permitted to be paid by the Parent and its Restricted Subsidiaries under this Indenture, (4) its costs, expenses and liabilities in connection with any litigation or arbitration attributable to the ownership or operations of the Parent and its Restricted Subsidiaries and (5) payments that would otherwise be permitted to be paid directly by the Parent or its Restricted Subsidiaries pursuant to Section 4.11;

(21) [reserved];

(22) the making of additional Restricted Payments in an amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Parent elects to apply to this clause (22);

(23) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Parent or its Restricted Subsidiaries issued in accordance with Section 4.09; and

(24) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described under Section 4.10 and Section 4.14; provided that, prior thereto, all Notes tendered by the Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value.

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (7), (9), (11), (22) and (23) of this Section 4.07(b), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) As of the Issue Date, all of Parent’s Subsidiaries will be Restricted Subsidiaries. Parent shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Parent and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment”. Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 4.07(a) or under clauses (7) or (9) of Section 4.07(b), or pursuant to the definition of “Permitted Investments”, and if such Subsidiary otherwise meets the definition of “Unrestricted Subsidiary”. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

(d) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by Parent or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Issuer acting in good faith.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) Parent shall not, and shall not permit any of its Restricted Subsidiaries (other than the Issuer or any Guarantor) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (i) pay dividends or make any other distributions to Parent or any of its Restricted Subsidiaries on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to Parent or any of its Restricted Subsidiaries;

(2) make loans or advances to Parent or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Parent or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Existing Senior Secured Credit Facilities and the related documentation, the Existing Notes and the related documentation, Hedging Obligations and the related documentation and, in each case, any similar contractual encumbrances and restrictions;

(2) this Indenture, the Notes and the Guarantees;

(3) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by or merged or consolidated with or into Parent or any of its Restricted Subsidiaries in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer, pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary that impose restrictions on the assets to be sold;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by suppliers, customers and landlords under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09;

(10) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating to such joint ventures or similar agreements;

(11) customary provisions contained in leases, sub-leases, service agreements, product sales, licenses or sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(12) purchase money obligations for acquired property and Capitalized Lease Obligations and Non-Capitalized Lease Obligations entered into in the ordinary course of business;

(13) any encumbrances or restrictions of the type referred to in clause (3) above imposed on any Restricted Subsidiary’s ability to sell, lease or transfer any of its properties or assets to a Non-Guarantor Subsidiary;

(14) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary; and

(15) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.09 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently, or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Parent shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that Parent may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, in each case if (a) the Fixed Charge Coverage Ratio on a consolidated basis for Parent and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 or (b) the Consolidated Total Leverage Ratio on a consolidated basis for Parent and its Restricted Subsidiaries most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would be no greater than 5.75 to 1.00, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available; provided, further, that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing, by Non-Guarantor Subsidiaries shall not (together with any Refinancing Indebtedness in respect thereof) exceed, at any one time outstanding, the greater of (x) $1,080.0 million and (y) 50.0% of Pro Forma EBITDA of Parent (for the period of the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued).

(b) The provisions of Section 4.09(a) shall not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by Parent or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that immediately after giving effect to any such incurrence, the then outstanding aggregate principal amount of all Indebtedness under this clause (1) does not exceed at any one time an amount equal to the sum of (a) $4,700.0 million plus (b) the greater of (i) $2,175.0 million and (ii) 100.0% of Pro Forma EBITDA plus (c) the maximum principal amount of Secured Indebtedness that could be incurred such that giving effect to such incurrence, the Consolidated Secured Debt Ratio does not exceed 5.50 to 1.00 after giving pro forma effect to the incurrence of such Indebtedness and the application of the net proceeds therefrom, in each case in this clause (c) with the calculation of such Consolidated Secured Debt Ratio excluding any concurrent incurrence under subclause (b) of this Section 4.09(b)(1), and any Refinancing Indebtedness in respect thereof;

(2) Indebtedness of the Parent or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Issue Date (other than Indebtedness deemed incurred in clauses (1) or (3) of this Section 4.09(b);

(3) Indebtedness of the Issuer and the Guarantors represented by the Notes to be issued on the Issue Date and the Guarantees (including any future Guarantees);

(4) Indebtedness of any Joint Venture or Indebtedness of the Parent or any Restricted Subsidiary incurred on behalf of any Joint Venture or any Guarantees by the Parent or any Restricted Subsidiary of Indebtedness of any Joint Venture in an aggregate outstanding principal amount (together with any Refinancing Indebtedness outstanding pursuant to clause (16) of this Section 4.09(b) in respect thereof) for all such Indebtedness not to exceed at any time the greater of $540.0 million and 25.0% of Pro Forma EBITDA;

(5) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out or similar obligations), or payment obligations in respect of any non-compete, consulting or similar arrangements, in each case incurred in connection with any disposition not prohibited by this Indenture, any acquisition or other Investment not prohibited by this Indenture or consummated prior to the Issue Date or any other purchase of assets or Equity Interests, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Parent or any such Restricted Subsidiary pursuant to any such agreement;

(6) Indebtedness of the Parent or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations (including health, safety and environmental obligations), bids, leases, governmental contracts, trade contracts, surety, indemnity, stay, customs, judgment, appeal, performance, completion and/or return of money bonds or guaranties or other similar obligations incurred in the ordinary course of business (which shall be deemed to include any judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith and not constituting an Event of Default under clause (5) of the definition thereof) and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(7) Indebtedness in respect of Treasury Management Agreements and all netting services, overdraft protections, treasury, depository, pooling and other cash management arrangements, including, in all cases, incentive, supplier finance or similar programs and in connection with deposit accounts;

(8) (i) guarantees by the Parent or any Restricted Subsidiary of the obligations of suppliers, customers, franchisees, licensees, sublicensees and cross-licensees in the ordinary course of business, (ii) Indebtedness (A) incurred in the ordinary course of business in respect of obligations of the Parent or any Restricted Subsidiary to pay the deferred purchase price of property or services or progress payments in connection with such property and services or (B) consisting of obligations under deferred purchase price or other similar arrangements incurred in connection with acquisitions or any other Investment expressly not prohibited by this Indenture and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(9) guarantees (including any co-issuance) by the Parent or any Restricted Subsidiary of Indebtedness or other obligations of the Parent or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this covenant or other obligations not prohibited by this Indenture;

(10) Indebtedness of the Parent or any Restricted Subsidiary to the Parent or any other Restricted Subsidiary; provided that all such Indebtedness of the Issuer or any Guarantor to any Non-Guarantor Subsidiary must be expressly subordinated to the obligations of the Issuer or such Guarantor under the Notes and the Guarantees, as applicable;

(11) Indebtedness of the Parent or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license, sublicense or similar agreements entered into in the ordinary course of business;

(12) Indebtedness of the Parent or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(13) Indebtedness of the Parent or any Restricted Subsidiary (i) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement thereof which in aggregate does not exceed (together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (16) of this Section 4.09(b)) the greater of $324.0 million and 15.0% of Pro Forma EBITDA at any time, (ii) with respect to Capitalized Lease Obligations which existed on or prior to the Issue Date (and any replacement thereof to the extent not exceeding the amount of the Capitalized Lease Obligations being replaced or refinanced or, if greater, the amount of such Capitalized Lease Obligation on the Issue Date) and (iii) with respect to any other Capitalized Lease Obligation or vendor finance not permitted by the preceding clauses (i) and (ii) in relation to (x) vehicles, plant, equipment or computers, the aggregate capital element of all rentals under such other Capitalized Lease Obligations and agreements in an aggregate outstanding principal amount (together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (16) of this Section 4.09(b)) not to exceed the greater of $324.0 million and 15.0% of Pro Forma EBITDA and (y) real estate (or any other assets not otherwise referred to in clause (x) above), the aggregate capital element of all rentals under such other Capitalized Lease Obligations and agreements not to exceed (together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (16) of this Section 4.09(b)) the greater of $432.0 million and 20.0% of Pro Forma EBITDA;

(14) Indebtedness (x) of any Person that becomes a Restricted Subsidiary or that is acquired, or is merged with or into or consolidated or amalgamated with, the Parent or a Restricted Subsidiary, or that is assumed by the Parent or any Restricted Subsidiary, in connection with an acquisition or (y) of the Parent or any Restricted Subsidiary in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, an acquisition (whether through the direct purchase of assets or the purchase of assets or the purchase of Equity Interests of, or merger or consolidation with, any Person owning such assets, or otherwise) or other Investment not prohibited by this Indenture after the Issue Date; provided that, (i) in the case of clause (x) only, such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or was acquired, or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof, and (ii) in the case of clause (y) only, on the date of such incurrence and after giving effect thereto on a pro forma basis, either (A) the Fixed Charge Coverage Ratio (1) would be at least 2.00 to 1.00 or (2) would be equal to or greater than such Fixed Charge Coverage Ratio immediately prior to such incurrence calculated on a pro forma basis or (B) the Consolidated Total Leverage Ratio (1) would be no higher than 5.75 to 1.00 or (2) would be equal to or lower than such Consolidated Total Leverage Ratio immediately prior to such incurrence, calculated on a pro forma basis;

(15) Indebtedness of the Parent or any Restricted Subsidiary incurred in connection with the 2024 SS&C International Reorganization Transactions;

(16) Refinancing Indebtedness incurred by the Parent or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness that was permitted by this Indenture to be incurred under Section 4.09(a) or clauses (2), (3), (4), (13), (14), (18), (20), (21), or (34) of Section 4.09(b) or this clause (16);

(17) endorsement of instruments or other payment items for collection or deposit in the ordinary course of business;

(18) Indebtedness in respect of any letter of credit facility in an aggregate amount (together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (16) of this Section 4.09(b)) at any time outstanding not to exceed the greater of $216.0 million and 10.0% of Pro Forma EBITDA;

(19) Indebtedness of the Parent or any Restricted Subsidiary under any Swap Contract not entered into for speculative purposes;

(20) Indebtedness of the Parent or any Restricted Subsidiary in an aggregate outstanding principal amount (together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (16) of this Section 4.09(b)) at any time outstanding not to exceed the greater of $1,080.0 million and 50.0% of Pro Forma EBITDA;

(21) Indebtedness of the Parent or any Restricted Subsidiary in an aggregate outstanding principal amount (together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (16) of this Section 4.09(b)) not to exceed 100.0% of the amount of any capital contributions or other proceeds received by the Parent in cash or cash equivalents (i) from the issuance or sale of its Qualified Capital Stock of the Parent or (ii) in the form of any cash contribution to the common equity of the Parent, in each case after the Issue Date, and in each case other than (A) any proceeds received from the sale of Equity Interests to, or contributions from, the Parent or any of its Restricted Subsidiaries and (B) to the extent the relevant proceeds have otherwise been applied to make Restricted Payments under this Indenture;

(22) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Parent or any Restricted Subsidiary in respect of workers’ compensation claims (or other Indebtedness in respect of reimbursement type obligations regarding workers’ compensation claims), unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(23) Indebtedness of the Parent or any Restricted Subsidiary representing (i) deferred compensation to Permitted Payees in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with any acquisition or other Investment not prohibited by this Indenture;

(24) Indebtedness of the Parent or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any issuing bank or swingline lender to support any defaulting lender’s participation in letters of credit issued, or swingline loans made, under any Credit Facility;

(25) Indebtedness of the Parent or any Restricted Subsidiary supported by any letter of credit issued under the Credit Facilities or under any other letter of credit facility or any other letters of credit, bank guarantees, bankers acceptances or other similar instruments required by customers, suppliers, landlords, regulators or Governmental Authority or otherwise in the ordinary course of business;

(26) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Parent or any Restricted Subsidiary in the ordinary course of business;

(27) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest, payment in kind interest and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Parent or any Restricted Subsidiary;

(28) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(29) (i) Indebtedness in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms and (ii) the incurrence of Indebtedness attributable to the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to any acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms of this Indenture;

(30) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any subsidiary of the Parent to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(31) Indebtedness arising under a Qualified Receivables Financing;

(32) obligations in respect of performance and surety bonds and completion guarantees or similar obligations provided by the Parent or any Restricted Subsidiary of the Parent in each case in the normal course of business (whether or not consistent with past practice);

(33) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within five Business Days of notice of its incurrence; and

(34) Indebtedness of Non-Guarantor Subsidiaries in an aggregate outstanding principal amount under this clause (34) (together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (16) of this Section 4.09(b)) at any time outstanding not to exceed the greater of $540.0 million and 25.0% of Pro Forma EBITDA.

(c) [reserved];

(d) Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. Any Refinancing Indebtedness incurred pursuant to clause (16) of Section 4.09(b) or to refinance Indebtedness incurred pursuant to clause (1) of Section 4.09(b) shall be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), underwriting discounts, defeasance costs, accrued and unpaid interest, fees and expenses and other costs in connection with such refinancing.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

(f) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(g) The Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

(h) For the purposes of this Indenture, Indebtedness that is unsecured shall not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, and Senior Indebtedness shall not deemed to be subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 4.10 Asset Sales. (a) Parent shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) Parent or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Sale), as determined in good faith by the Issuer, of the assets subject to such Asset Sale (including, for the avoidance of doubt, if such Asset Sale is a Permitted Asset Swap); and

(2) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor, together with all other Asset Sales since the Issue Date (on a cumulative basis) received by Parent or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on Parent’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Parent’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by Parent) of Parent or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Asset Sale) and for which Parent and all such Restricted Subsidiaries have been validly released;

(ii) any securities received by Parent or such Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;

(iii) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that Parent and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with such Asset Sale;

(iv) consideration consisting of Indebtedness of Parent (other than Subordinated Indebtedness) received from Persons who are not Parent or any Restricted Subsidiary; and

(v) any Designated Non-cash Consideration received by Parent or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, as determined in good faith by the Issuer, taken together with all other Designated

Non-cash Consideration received pursuant to this clause (v) that is at that time outstanding, not to exceed the greater of (x) $540.0 million and (y) 25.0% of Pro Forma EBITDA of Parent (for the period of the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the calculation date) at the time of the receipt of such Designated Non-cash Consideration, with the fair market value, as determined in good faith by the Issuer, of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

(b) Within 450 days after the later of (A) the date of such Asset Sale and (B) the receipt of any Net Proceeds of any Asset Sale, Parent or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently repay and reduce:

(A) Obligations under the Existing Senior Secured Credit Facilities, and to correspondingly reduce commitments with respect thereto;

(B) Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by this Indenture, and, if such Indebtedness is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(C) Obligations under (i) the Notes (to the extent such purchases are at or above 100.0% of the principal amount thereof) or (ii) any other Senior Indebtedness of the Issuer or a Restricted Subsidiary (and, if such Indebtedness is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto); provided that the Issuer shall equally and ratably repay and reduce Obligations under the Notes (x) as provided under Section 3.07 or (y) through open-market purchases or by making an offer (in accordance with Section 4.10(c)) to all Holders of the Notes to repurchase their Notes, in each case, at 100.0% of the principal amount thereof, plus, in the case of each of clauses (i) and (ii), the amount of accrued but unpaid interest, if any, on the principal amount of the Notes to be repurchased to, but excluding, the date of repurchase (which offer shall be deemed an Asset Sale Offer for purposes of this Indenture); or

(D) Indebtedness of a Non-Guarantor Subsidiary, other than Indebtedness owed to the Parent or another Restricted Subsidiary; or

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Equity Interests and results in Parent or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Equity Interests of such business such that it constitutes a Restricted Subsidiary, (b) an

Investment in properties, (c) capital expenditures or (d) an Investment in acquisitions of other assets that, in the case of each of clauses (a), (b), (c) and (d) are either (x) used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that, in the case of this clause (2), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Parent or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within the later of (A) 180 days of such commitment and (B) 450 days after the applicable Asset Sale (an “Acceptable Commitment”); provided, further, that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds after the later of (I) 450 days after the date of the applicable Asset Sale and (II) the termination of such Acceptable Commitment (unless another Acceptable Commitment is entered into with respect thereto prior to such later date); or

(3) any combination of the foregoing;

provided that, pending the final application of any such Net Proceeds in accordance with clauses (1), (2) or (3) above, Parent and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Proceeds in any manner not prohibited by this Indenture.

(c) Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds the greater of (x) $324.0 million and (y) 15.0% of Pro Forma EBITDA of Parent (for the period of the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the calculation date (such greater amount, the “Asset Sale Threshold”)), the Issuer shall make an offer to all Holders of the Notes, and, if required by the terms of any other Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”) to repurchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, that may be repurchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture; provided that no Note of less than $2,000 remains outstanding after such purchase. The Issuer shall commence an Asset Sale Offer with respect to Excess Proceeds within 15 Business Days after the date that Excess Proceeds exceed the Asset Sale Threshold by delivering the notice required pursuant to this Indenture.

(d) To the extent that the aggregate principal amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Parent and its Restricted Subsidiaries may use any remaining Excess Proceeds (“Declined Asset Sale Proceeds”) for any other purpose not prohibited by this Indenture. If the aggregate principal amount of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuer shall select the Notes and such Pari Passu Indebtedness to be repurchased on a pro rata basis based on the principal amount of the Notes and such Pari Passu Indebtedness tendered or, in the case of the Notes or any such Pari Passu Indebtedness that is represented by global notes in fully registered form in the name of DTC or its nominee, in accordance with the Applicable Procedures; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

(e) Notwithstanding any other provisions of this Section 4.10, (i) to the extent that any of or all the Net Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational or constitutive documents or any agreement or (z) subject to other onerous organizational or administrative impediments, from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10, and such amounts may be retained by the applicable Foreign Subsidiary (the Issuer hereby agreeing to use reasonable efforts (as determined in the Issuer’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, applicable organizational or constitutive impediment or other impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, applicable organizational or constitutive impediment or other impediment, such repatriation will be promptly effected and such repatriated Net Proceeds will be promptly (and in any event not later than 15 Business Days after such repatriation could be made) applied (net of additional taxes, costs and expenses payable or reserved against as a result thereof) (whether or not repatriation actually occurs) in compliance with this Section 4.10 and (ii) to the extent that the Issuer has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition would have an adverse tax cost consequence with respect to such Net Proceeds (which for the avoidance of doubt, includes, but is not limited to, any repatriation or prepayment whereby doing so Parent, any Restricted Subsidiary or any of their respective Affiliates and/or equity partners would incur a tax liability, including a tax on a dividend, a tax on a deemed dividend pursuant to Code Section 956 or a withholding tax), the Net Proceeds so affected may be retained by the applicable Foreign Subsidiary. The non-application of any Net Proceeds as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(f) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, in each case to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

Section 4.11 Transactions with Affiliates. (a) Parent shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of $216.0 million and 10.0% of Pro

Forma EBITDA, unless such Affiliate Transaction is on terms that are not materially less favorable to Parent or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis.

(b) The provisions of Section 4.11(a) shall not apply to the following:

(1) transactions between or among Parent or any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2) Restricted Payments permitted by Section 4.07 and the definition of “Permitted Investments”;

(3) the payment of customary fees and compensation and reimbursements of out-of-pocket costs and expenses paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, officers, directors, employees or consultants of Parent or any of its Restricted Subsidiaries;

(4) transactions in which Parent or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair, when taken as a whole, to Parent or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Parent or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(5) any agreement or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Issue Date, as determined in good faith by the Issuer);

(6) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to Parent and its Restricted Subsidiaries, in the reasonable determination of the board of directors of Parent or the disinterested senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(7) the issuance or transfer of Equity Interests (other than Disqualified Stock) of Parent and the granting of registration and other customary rights in connection therewith or any contribution to capital of Parent or any Restricted Subsidiary;

(8) payments or loans (or cancellation of loans) to employees, directors or consultants of Parent or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees, directors or consultants which, in each case, are entered into in the ordinary course of business;

(9) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business so long as the terms of any such transaction are not materially less favorable, taken as a whole, to Parent or Restricted Subsidiary participating in such joint venture than they are to the other joint venture partners;

(10) any transaction between or among Parent or any Restricted Subsidiary and any Affiliate of Parent or other entity that would constitute an Affiliate Transaction solely because Parent or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate or other entity;

(11) any purchases by Parent’s Affiliates of Indebtedness or Disqualified Stock of Parent or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not Parent’s Affiliates; provided that such purchases by Parent’s Affiliates are on the same terms as such purchases by such Persons who are not Parent’s Affiliates;

(12) any transaction effected as part of a Qualified Receivables Financing; and

(13) transactions constituting any part of the 2024 SS&C International Reorganization Transactions.

Section 4.12 Liens. (a) Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of Parent or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the related Guarantees are equally and ratably secured.

(b) Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) of Section 4.12(a).

(c) [reserved];

(d) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increase in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.13 Corporate Existence. Subject to Article V, Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Parent or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of Parent and its Restricted Subsidiaries; provided that Parent shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if Parent in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent and its Restricted Subsidiaries, taken as a whole.

Section 4.14 Offer to Repurchase Upon Change of Control Triggering Event. (a) If a Change of Control Triggering Event occurs after the Issue Date, the Issuer shall make an offer to repurchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, subject to the right of Holders of the Notes of record on the relevant Record Date to receive interest due on the corresponding Interest Payment Date. Within 30 days following any Change of Control Triggering Event, the Issuer shall send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of the Notes to the address of such Holder appearing in the security register or otherwise in accordance with the Applicable Procedures, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the repurchase price and the repurchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described below;

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes repurchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Repurchase” on the reverse of such Notes completed, or otherwise in accordance with the Applicable Procedures, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day immediately preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to repurchase such Notes, provided that the paying agent receives, not later than the expiration time of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for repurchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes repurchased and any other information as may be required by the paying agent or otherwise in accordance with the applicable procedures of DTC;

(7) that if the Issuer is redeeming fewer than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unrepurchased portion of the Notes surrendered. The unrepurchased portion of the Notes must be equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof;

(8) if such notice is sent prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditioned on the occurrence of such Change of Control Triggering Event, and, if applicable, stating that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as any or all applicable conditions shall be satisfied, or that such purchase may not occur and such notice may be rescinded in the event that the Issuer shall determine that the Change of Control Triggering Event will not occur by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(9) the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.

The notice, if given in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is given in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.

(b) On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law:

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit, or cause to be deposited, with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and repurchased by the Issuer.

(c) The Issuer shall not be required to make a Change of Control Offer following a Change of Control Triggering Event and a Holder shall not have the right to require the Issuer to repurchase any Notes pursuant to a Change of Control Offer if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption of all outstanding Notes has been given pursuant to Sections 3.03 and 3.07, unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the related Change of Control at the time of making of the Change of Control Offer.

(d) If Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described in this Section 4.14, repurchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party shall have the right, upon not less than 10 days nor more than 60 days’ prior notice (provided that such notice is given not more than 30 days following such repurchase pursuant to the Change of Control Offer described above), to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, subject to the right of Holders of the Notes of record on the relevant Record Date to receive interest due on the corresponding Interest Payment Date.

(e) Other than as specifically provided in this Section 4.14, any repurchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Section 3.02, Section 3.05 and Section 3.06.

Section 4.15 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. (a) The Parent shall not permit any Restricted Subsidiary (other than the Issuer or any Receivables Subsidiary) that is a Wholly-Owned Subsidiary (and any non-Wholly-Owned Subsidiary if such non-Wholly-Owned Subsidiary guarantees Material Capital Markets Indebtedness of the Parent or any Restricted Subsidiary), other than a Guarantor or a Foreign Subsidiary, to become a guarantor with respect to any Material Capital Markets Indebtedness or Indebtedness under the Existing Senior Secured Credit Facilities (other than solely a Foreign Credit Facility or any other similar facility for which Foreign Subsidiaries are borrowers thereunder), in each case of the Issuer or any Guarantor unless:

(1) such Restricted Subsidiary within 60 days executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee; and

(2) such Restricted Subsidiary shall within 60 days deliver to the Trustee an Opinion of Counsel;

provided that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

(b) The Parent may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall only be required to execute and deliver a supplemental indenture to this Indenture providing for a Guarantee by such Subsidiary.

Section 4.16 Suspension of Certain Covenants. (a) If (i) the Notes have an Investment Grade Rating from any two of the three Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), Parent and the Restricted Subsidiaries will not be subject to Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15 and clause (4) of Section 5.01(a) (the “Suspended Covenants”).

(b) If on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, the Issuer and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to herein as the “Suspension Period.”

(c) In the event that Parent and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) any two of the three Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then Parent and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. Notwithstanding that the Suspended Covenants may be reinstated, no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants, and none of Parent or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period solely to the extent arising from the failure to comply with the Suspended Covenants during the Suspension Period).

(d) The period of time from and including the date of the Covenant Suspension Event to (and excluding) the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds shall be reset at zero. In the event of any such reinstatement, no action taken or omitted to be taken by Parent or any of the Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that (1) with respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments made will be calculated as though Section 4.07 had been in effect prior to, but not during the Suspension Period, (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of Section 4.09(b), (3) any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (5) of Section 4.11(b), and (4) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of Section 4.08(a) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (1)(i) of Section 4.08(a). No Subsidiaries shall be designated as Unrestricted Subsidiaries during any Suspension Period.

(e) The Issuer shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee may provide a copy of such Officer’s Certificate to any Holder upon request. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Parent and its Restricted Subsidiaries’ future compliance with their covenants or (iii) notify the Holders of any Covenant Suspension Event or Reversion Date.

Section 4.17 Certain Compliance Calculations. (a) For purposes of determining compliance at any time with Section 4.07 and Section 4.09 and one or more clauses contained in the definitions of “Asset Sale,” “Permitted Investments” and “Permitted Liens,” in the event that any Indebtedness, Restricted Payment, Asset Sale, Investment or Lien or portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause contained in the definition of “Permitted Liens,” any clause contained in the definition of “Permitted Investments,” Section 4.09(a) or any clause under Section 4.09(b) (other than clause (1) of Section 4.09(b) (in the case of Indebtedness outstanding under the Existing Senior Secured Credit Facilities on the Issue Date (after giving effect to the Incremental Joinder)), any clause contained in the definition of “Asset Sale”, and/or Section 4.07(a) or any clause of Section 4.07(b) (each of the foregoing, a “Reclassifiable Item”), the Parent, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category; provided that, upon delivery of any consolidated financial statements required pursuant to Section 4.03 following the initial incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such consolidated financial statements, have been incurred or made in reliance on either (i) Section 4.09(a) or (ii) clause (1)(b) of Section 4.09(b) (in the case of Indebtedness) or any “ratio-based” basket or exception (in the case of all other Reclassifiable Items), such Reclassifiable Item shall automatically be reclassified as having been incurred or made under the applicable provision of Section 4.09 or such “ratio-based” basket or exception, as applicable. It is understood and agreed that any Indebtedness, Restricted Payment, Asset Sale, Investment and/or Lien need not be permitted solely by reference to one category of Indebtedness, Restricted Payment, Asset Sale, Investment and/or Lien described in Section 4.07 and Section 4.09 and one or more clauses contained in the definitions of “Asset Sale,” “Permitted Investments” and “Permitted Liens,” respectively, but may instead be permitted in part under any combination thereof or under any other available exception.

(b) Notwithstanding anything to the contrary in this Indenture, unless the Parent otherwise notifies the Trustee, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Indenture (other than a non-concurrent borrowing under a revolving credit facility) that does not require compliance with a financial ratio or financial test (including any leverage ratio test) (any such amount, including any concurrent drawing under a revolving credit facility, and any cap expressed as a percentage of Consolidated Net Income or Pro Forma EBITDA, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or financial test (including any leverage ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (ii) the incurrence of the Fixed Amount shall be calculated thereafter. Unless it elects otherwise, the Parent shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Parent prior to utilization of any amount under a Fixed Amount then available to the Parent. In calculating any Incurrence-Based Amount, any amounts concurrently incurred under a revolving credit facility shall not be given effect.

Section 4.18 Financial Calculations for Limited Condition Acquisitions. When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture, in each case in connection with a Limited Condition Acquisition and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales), the date of determination of such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied) and of any Default or Event of Default may, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCA Election”), be the date of entry into a binding letter of intent or the definitive agreements for such Limited Condition Acquisition are entered into (such date, the “LCA Test Date”).

If, after giving pro forma effect to the Limited Condition Acquisition and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales) and any related pro forma adjustments, Parent or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCA Test Date in compliance with such basket, ratio or test (and any related requirements and conditions), such basket, ratio or test (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCA Test Date or at any time thereafter); provided that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Issuer may elect, in its sole discretion, to re-determine all such baskets, ratios or tests on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCA Test Date for purposes of such baskets, ratios or tests, (b) except as contemplated in the foregoing clause (a), compliance with such baskets, ratios or tests (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCA Test Date for such Limited Condition Acquisition and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales) and (c) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Issuer in good faith.

For the avoidance of doubt, if the Issuer has made an LCA Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCA Test Date would at any time after the LCA Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Pro Forma EBITDA or total assets of Parent or the Person subject to such Limited Condition Acquisition, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCA Test Date would at any time after the LCA Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Acquisition following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Acquisition is terminated, expires or passes, as applicable, without consummation of such Limited Condition Acquisition, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Acquisition.

With respect to any such calculations of the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture, in each case in connection with a Limited Condition Acquisition and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales), the Issuer will deliver to the Trustee promptly following the date the definitive agreement for such Limited Condition Acquisition is entered into an Officer’s Certificate stating that such definitive agreement has been executed and that the Issuer has made any applicable basket or ratio calculations in accordance this provision and in compliance with the terms of this Indenture.

Article V

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Neither the Issuer nor Parent may consolidate or merge with or into or wind up into (whether or not the Issuer or Parent is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of Parent’s and its Subsidiaries’ properties or assets, taken as a whole, in one or more related transactions, to any Person unless:

(1) the Issuer or Parent is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer or Parent) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability company or similar entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Issuer or Parent, as applicable, expressly assumes all the obligations of the Issuer or Parent, as applicable, under this Indenture and the Notes pursuant to supplemental indentures or other documents or instruments;

(3) except in the case of a transaction with Parent, the Issuer or a Subsidiary Guarantor, immediately after such transaction, no Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(i) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test or the Consolidated Total Leverage Ratio test, each set forth in Section 4.09(a), or

(ii) either (i) the Fixed Charge Coverage Ratio for the Successor Company or Parent and its Restricted Subsidiaries would be equal to or greater than or (ii) the Consolidated Total Leverage Ratio for the Successor Company or Parent and its Restricted Subsidiaries would be equal to or less than, as applicable, such ratio for Parent and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Issuer (or Successor Company) shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, wind up, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indentures, if any, comply with this Indenture.

(b) The Successor Company will succeed to, and be substituted for, the Issuer or Parent, as applicable, under this Indenture, the Guarantees and the Notes, as applicable, and except in the case of a lease, the Issuer or Parent, as applicable, will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding clauses (3) and (4) of Section 5.01(a):

(1) any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to Parent, the Issuer or any other Restricted Subsidiary; and

(2) the Issuer or Parent may merge with an Affiliate of the Issuer or Parent solely for the purpose of reorganizing the Issuer or Parent in a State of the United States or the District of Columbia so long as the amount of Indebtedness of Parent and its Restricted Subsidiaries is not increased thereby.

(c) Subject to Section 10.06, no Subsidiary Guarantor will, and Parent will not permit any such Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not Parent, the Issuer or such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person (other than Parent, the Issuer or any other Subsidiary Guarantor) unless:

(1) (i) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, as the case may be, or the laws of the United States, any State thereof or the District of Columbia (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(ii) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s related Guarantee, pursuant to supplemental indentures or other documents or instruments;

(iii) immediately after such transaction, no Event of Default exists under clauses (1), (2) or (6) of Section 6.01(a); and

(iv) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indentures, if any, comply with this Indenture; or

(2) the transaction does not violate, and is otherwise made in compliance with, Section 4.10.

(d) In the case of clause (1) of Section 5.01(c), the Successor Person shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee and, except in the case of a lease, such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Indenture and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

Section 5.02 Successor Corporation Substituted. Upon any consolidation, merger or wind up, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with Section 5.01, the Successor Company shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, wind up, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer shall refer instead to the Successor Company and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if the Successor Company had been named as the Issuer herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest, if any, on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01.

Article VI

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) An “Event of Default” wherever used herein, means any one of the following events with respect to the Notes:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on, the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by Parent or any Restricted Subsidiary for (i) 60 days after receipt of written notice given to the Issuer by the Trustee or to the Issuer with a copy to the Trustee by the Holders of not less than 30.0% in principal amount of the Notes then outstanding to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above or in subclause (ii) of this clause (3)) contained in this Indenture or the Notes or (ii) 180 days after receipt of written notice given by the Trustee or the Holders of not less than 30.0% in principal amount of the Notes then outstanding to comply with Section 4.03;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Parent or any of its Restricted Subsidiaries or the payment of which is guaranteed by Parent or any of its Restricted Subsidiaries, other than Indebtedness owed to Parent or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, is in excess of the greater of $324.0 million and 15.0% of Pro Forma EBITDA in the aggregate at any one time outstanding;

(5) failure by Parent or any Significant Subsidiary to pay final judgments aggregating in excess of the greater of $324.0 million and 15.0% of Pro Forma EBITDA, other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 consecutive days after such judgment becomes final;

(6) Parent, the Issuer or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against Parent, the Issuer or any Significant Subsidiary in a proceeding in which the Issuer or any such Significant Subsidiary is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any Significant Subsidiary, or for all or substantially all of the property of Parent, the Issuer or any Significant Subsidiary; or

(iii) orders the liquidation of the Issuer or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(8) the Guarantee of Parent or any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is Parent or a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture.

(b) A Default under clauses (3), (4) or (5) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of 30.0% in principal amount of the outstanding Notes notify the Issuer of the Default and, with respect to clauses (3) and (5) of Section 6.01(a), Parent or the Issuer does not cure such Default within the time specified in clauses (3) and (5), as applicable, of Section 6.01(a) after receipt of such notice; provided that a notice of Default must specify the Default, demand that it be remediated and state that such notice is a “Notice of Default” and may not be given with respect to any action taken, and reported publicly or to Holders of the Notes, more than two years prior to such notice of Default.

(c) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then, at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another Default that resulted solely because of that Initial Default will also be cured without any further action. In addition, any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.03 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by Section 4.03 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Section 6.02 Acceleration.

If any Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 6.01(a) with respect to Parent or the Issuer) occurs and is continuing under this Indenture, the Trustee by written notice to the Issuer or the Holders of at least 30.0% in principal amount of the then total outstanding Notes by written notice to the Issuer and the Trustee, may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, premium, if any, and interest with respect to the Notes shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01(a) with respect to Parent or the Issuer, all outstanding Notes shall be due and payable without further action or notice.

Section 6.03 Other Remedies.

Subject to the duties of the Trustee as provided for in Article VII, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder, except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder; and may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. In the event of any Event of Default specified in clause (4) of Section 6.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured,

it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in principal amount of the total outstanding Notes may direct in writing the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability (it being understood that the Trustee shall have no duty to determine whether such direction is prejudicial to the rights of the Holders).

Section 6.06 Limitation on Suits.

Subject to Section 6.07, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(a) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b) Holders of at least 30.0% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(c) Holders of the Notes have offered, and if requested, provided, the Trustee security or indemnity satisfactory to the Trustee in its sole discretion against any loss, liability or expense;

(d) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(e) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in clauses (1) or (2) of Section 6.01(a) occurs and is continuing, without the possession of any of the Notes or the production thereof in any proceeding related thereto, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel (including without limitation any amounts due to the Trustee pursuant to Section 7.07).

Section 6.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities.

If the Trustee or any Agent collects any money or property pursuant to this Article VI, it shall pay out the money and property in the following order:

(a) to the Trustee, the Agents, their agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or any Agent and the costs and expenses of collection;

(b) to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(c) to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Article VII

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default actually known to a Responsible Officer of the Trustee:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculation or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this clause (c) does not limit the effect of Section 7.01(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01(a), (b) and (c) and Section 7.02(f).

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered, and if requested, provided, to the Trustee indemnity or security satisfactory to the Trustee, in its sole discretion, against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both, except as otherwise set forth herein. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers.

(g) Except with respect to Section 4.01 if the Trustee is the Paying Agent, the Trustee shall have no duty to inquire as to the performance by the Issuer with respect to the covenants contained in Article IV. The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(k) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(l) The Trustee shall not be liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in principal amount of the outstanding Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture, except for the Trustee’s own gross negligence or willful misconduct.

(m) Permissive rights of the Trustee under this Indenture and the Notes shall not be construed as duties.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall send to Holders of Notes a notice of the Default within 90 days after the Trustee’s receipt of notice of the occurrence of the Default. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as it in good faith determines that withholding the notice is in the interests of the Holders of the Notes. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the Trustee at the Corporate Trust Office of the Trustee.

Section 7.06 [Reserved]

Section 7.07 Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold the Trustee, its officers, directors, employees and agents harmless against, any and all loss, damage, claims, liability or expense (including, without limitation, attorneys’ fees and expenses) incurred by it (as evidenced in an invoice from the Trustee) in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence, as determined by a court of competent jurisdiction.

The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, including any termination or rejection hereof under any Bankruptcy Law, or the earlier resignation, removal or replacement of the Trustee.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture, or the earlier resignation, removal or replacement of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

Article VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.02 Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all its other obligations under the Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute such instruments as reasonably requested by the Issuer acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(b) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(d) the provisions of this Section 8.02.

Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 3.09, 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 and clauses (3) and (4) of Section 5.01(a), Sections 5.01(c) and 5.01(d) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and such Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer or any Guarantor, as applicable, may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3), (4), (5), (6) (solely with respect to Significant Subsidiaries) and (7) (solely with respect to Significant Subsidiaries) shall not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(a) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient to pay the principal amount of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal amount, premium, if any, or interest on the Notes; provided, that in connection with any defeasance to a Redemption Date that would require the payment of the Applicable Premium, the amount deposited in respect of the Applicable Premium shall be sufficient for purpose of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the applicable Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the applicable Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee two Business Days prior to the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(i) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or

(ii) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case,

the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Existing Senior Secured Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(f) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(g) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through the Paying Agent (including the Issuer or a Guarantor acting as Paying Agent), as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(b)(i)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Issuer. Subject to abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such

Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or any Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07 Reinstatement. If the Trustee or the Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuer makes any payment of principal of, premium or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or the Paying Agent.

Article IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes. Notwithstanding Section 9.02, the Issuer, any Guarantor (with respect to a Guarantee or this Indenture) and the Trustee may amend or supplement this Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency, as set forth in an Officer’s Certificate;

(2) to provide for certificated Notes in addition to or in place of uncertificated Notes;

(3) to comply with Section 5.01;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders as required by this Indenture;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders, to secure the Notes and the Guarantees or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, in the event this Indenture is to be or has been qualified under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or a successor paying agent thereunder pursuant to the requirements thereof;

(9) to add a Guarantor under this Indenture or to release any Guarantor or Guarantee if at the time of such release such Guarantor is not required by this Indenture to be a Guarantor;

(10) to conform the text of this Indenture, Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a substantially verbatim recitation of a provision of this Indenture, Guarantee or Notes;

(11) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(12) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable; or

(13) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture.

Upon the request of the Issuer accompanied by resolutions of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.05, the Trustee shall join with the Issuer and the Guarantors, as applicable, in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties, liabilities or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, and delivery of an Officer’s Certificate.

Section 9.02 With Consent of Holders of Notes. Except as provided below in this Section 9.02, the Issuer and the Trustee may amend or supplement this Indenture, the Notes and the Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 shall determine the Notes that are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer accompanied by resolutions of its board of directors authorizing the execution of any such amended or supplemental indenture or waiver, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.05, the Trustee shall join with the Issuer in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail to the Holders of the Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to Section 3.09, Section 4.10 and Section 4.14 to the extent that any such amendment or waiver does not have the effect of reducing the principal of or changing the fixed final maturity of any such Note or altering or waiving the provisions with respect to the redemption of such Notes), provided that any amendment to the minimum notice requirement may be made with consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any such Note payable in money other than that stated therein;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions (except pursuant to Section 9.01, which relates to amendments permitted without the consent of any Holders);

(8) impair the contractual right of Holders expressly set forth in this Indenture or the Notes to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes on or after the due dates therefor;

(9) subordinate the Notes to other Indebtedness of the Issuer or any Guarantor in a manner that would adversely affect the Holders; or

(10) except as expressly permitted by this Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse in any material respect to the Holders of the Notes.

Section 9.03 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.04 Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amendment, supplement or waiver until its board of directors approves it. In executing any amendment, supplement or waiver, the Trustee shall receive and (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof. Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement substantially in the form of Exhibit D hereto adding a new Guarantor under this Indenture.

Article X

GUARANTEES

Section 10.01 Guarantee. Each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of, interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a senior unsecured obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02 Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03 Execution and Delivery. To evidence its Guarantee set forth in Section 10.01, each initial Guarantor hereby agrees that this Indenture has been executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture or any supplemental indenture in the form of Exhibit D hereto no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

Upon execution of a supplemental indenture to this Indenture by a new Guarantor substantially in the form attached as Exhibit D hereto, the Guarantee of such Guarantor set forth in this Indenture shall be deemed duly delivered, without any further action by any Person, on behalf of such Guarantor.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 and this Article X, to the extent applicable.

Section 10.04 Subrogation. Each Guarantor shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 10.05 Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06 Release of Guarantees. A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(a) other than with respect to Parent’s Guarantee, any sale, exchange or transfer (by merger, consolidation or otherwise) of (i) the Equity Interests of such Guarantor (including any sale, exchange or transfer), after which such Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor to any Person other than Parent or a Restricted Subsidiary, and otherwise in compliance with the applicable provisions of this Indenture;

(b) other than with respect to Parent’s Guarantee, the release or discharge from all of (i) its obligations under all of its guarantees of any Indebtedness of the Issuer or any Guarantor under the Existing Senior Secured Credit Facilities or (ii) in the case of a Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its guarantee of certain other Indebtedness of the Issuer or a Guarantor pursuant to Section 4.15, such other Indebtedness, except in the case of clause (i) or (ii), a release as a result of the repayment in full of the Indebtedness specified in clause (i) or (ii) (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Indebtedness of such Guarantor under the Existing Senior Secured Credit Facilities or any Other Guarantee is so reinstated, such Guarantee shall also be reinstated);

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture; or

(d) the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII or the Issuer’s obligations under this Indenture being discharged in accordance with Article XI.

Article XI

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect as to the Notes (except for certain rights of the Trustee and the Issuer’s obligations in connection therewith that expressly survive), when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that, upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purpose of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the applicable Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee two Business Days prior to the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.07, and if money shall have been deposited with the Trustee pursuant to subclause (a) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06, shall survive.

Section 11.02 Application of Trust Money. Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Article XII

MISCELLANEOUS

Section 12.01 Notices. Any notice or communication by the Issuer, any Guarantor, the Trustee or any Paying Agent to the others is duly sent and given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address: If to the Issuer and/or any Guarantor:

SS&C Technologies Holdings, Inc.
80 Lamberton Road
Windsor, Connecticut 06095
Attention: Chief Financial Officer, with a copy to the General Counsel

If to the Trustee:

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attention: SS&C Technologies Notes Administrator

The Issuer, any Guarantor, the Trustee or any Paying Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly sent and given: (i) at the time delivered by hand, if personally delivered; (ii) five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; (iii) when receipt is acknowledged, if transmitted electronically or by fax; (iv) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; and (v) on the date sent to DTC, if given otherwise in accordance with the applicable procedures of DTC. Notwithstanding the foregoing, any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

Subject to the proviso in the third paragraph of this Section 12.01, if a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the standing instructions from the Depositary (or its designee), including by electronic mail in accordance with accepted practices at the Depositary.

The Trustee agrees to accept and act upon notice, instructions or directions sent by unsecured email, PDF, facsimile transmission or other similar unsecured electronic methods; provided that the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by unsecured email, PDF, facsimile or other similar unsecured electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such unsecured email, PDF, facsimile or other similar unsecured electronic transmission; and the Trustee shall not have any liability for any losses, liabilities, damages, costs or expenses incurred or sustained by any party as a result of such reasonable reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party hereto agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions, reports, notices or other communications or information to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

Section 12.02 [Reserved]

Section 12.03 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(a) An Officer’s Certificate (which shall include the statements set forth in Section 12.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; provided that such Officer’s Certificate shall not be required in connection with the issuance of the Initial Notes; and

(b) An Opinion of Counsel (which shall include the statements set forth in Section 12.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that such Opinion of Counsel shall not be required in connection with the issuance of the Initial Notes.

Section 12.04 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.05 Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.06 No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.07 Governing Law. THIS INDENTURE, THE NOTES AND THE GUARANTEES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 12.08 Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics, interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services and the unavailability of the Federal Reserve Bank wire, telex or other payment or communications system.

Section 12.10 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or any of the Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11 Successors. All agreements of the Issuer in this Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 12.12 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13 Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes.

Section 12.14 Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.15 Waiver of Immunity. To the extent that the Issuer or any Guarantor may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to or arising out of this Indenture, to claim for itself or its revenues, assets or properties immunity (whether by reason of sovereignty or otherwise) from suit, from the jurisdiction of any court (including but not limited to any court of the United States of America or the State of New York), from attachment prior to judgment, from set-off, from execution of a judgment or from any other legal process, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Issuer or such Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the extent permitted by law.

Section 12.16 U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 12.17 Jurisdiction. The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantees or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non‑exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.

Section 12.18 Legal Holidays. If an Interest Payment Date or Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a Record Date is a Legal Holiday, the Record Date shall not be affected.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Indenture as of the date first written above.

ISSUER:

SS&C TECHNOLOGIES, INC.

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Executive Vice President and Chief Financial Officer

PARENT:

SS&C TECHNOLOGIES HOLDINGS, INC.

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Executive Vice President and Chief Financial Officer

SUBSIDIARY GUARANTORS:

ADVENT SOFTWARE, INC.

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Vice President and Treasurer

DST ASSET MANAGER SOLUTIONS, INC.

By: /s/ Timothy Bahr
Name: Timothy Bahr
Title: Assistant Treasurer

DST HEALTHCARE HOLDINGS, INC.

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Vice President and Treasurer

[Signature page to Indenture]

DST PHARMACY SOLUTIONS, INC.

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Senior Vice President and Treasurer

SS&C GIDS, INC.

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Executive Vice President and Treasurer

EZE CASTLE SOFTWARE LLC

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Manager, Executive Managing Director, and Treasurer

FINANCIAL MODELS COMPANY LTD.

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Vice President and Treasurer

HUB DATA INCORPORATED

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: President, Chief Executive Officer and Treasurer

INTRALINKS, INC.

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Vice President and Treasurer

SS&C FINANCIAL SERVICES LLC

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Type A Manager

[Signature page to Indenture]

[Signature page to Indenture]

SS&C FINANCING LLC

By: SS&C TECHNOLOGIES HOLDINGS EUROPE S.À.R.L., its sole member

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Type A Manager

SS&C TECHNOLOGIES CONNECTICUT, LLC

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Executive Vice President and Chief Financial Officer

WEST SIDE INVESTMENT MANAGEMENT, INC.

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Vice President and Treasurer

SS&C MARKET SERVICES, LLC

By: /s/ BJ Ralston
Name: BJ Ralston
Title: Manager and President

SS&C BROKERAGE SOLUTIONS, LLC

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Vice President and Treasurer

DST HEALTH SOLUTIONS, LLC

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Vice President and Treasurer

[Signature page to Indenture]

EZE CASTLE TRANSACTION SERVICES LLC

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Assistant Secretary

ALPS FUND SERVICES, INC.

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Vice President and Treasurer

SS&C RETIREMENT SOLUTIONS, LLC

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Vice President and Treasurer

DST REALTY, INC.

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: President

DST TECHNOLOGIES, INC.

By: /s/ Brian N. Schell
Name: Brian N. Schell
Title: Vice President and Treasurer

[Signature page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By: /s/ Barry Somrock
Name: Barry Somrock
Title: Vice President

[Signature page to Indenture]

Exhibit A
[Form of Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

SS&C TECHNOLOGIES, INC.
6.500% Senior Notes due 2032

CUSIP [●]

ISIN [●]

[Initially] $[●]

No. [●]

SS&C Technologies, Inc., a Delaware corporation (the “Issuer”) promises to pay to [CEDE & CO.][1] [●][], or its registered assigns, the principal sum of [●] DOLLARS ($[●]) [(or such other amount as set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto)][] on June 1, 2032.

Interest Rate: 6.500% per annum

Interest Payment Dates: June 1 and December 1

Record Dates: May 15 and November 15

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

[Remainder of Page Intentionally Blank]

Exhibit A-1

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

SS&C TECHNOLOGIES, INC.

By:
Name:
Title:

Exhibit A-2

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated: [____________].

Exhibit A-3

[FORM OF REVERSE SIDE OF NOTE]

SS&C TECHNOLOGIES, INC.

6.500% Senior Notes due 2032

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. The Issuer promises to pay interest on the principal amount of this Note at 6.500% per annum from [_________] until maturity. The Issuer will pay interest semi-annually in arrears on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”) and no interest shall accrue on such payment by reason of such delay. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be [ ]. The Issuer will pay interest on overdue principal, premium, if any, and, to the extent lawful, interest, at a rate per annum that is otherwise applicable to this Note. Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Holders on a special record date, as further described in the Indenture. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment. The Issuer will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the Record Date next preceding the relevant Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, the Trustee will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Issuer issued the Notes under an Indenture, dated as of May 9, 2024 (the “Indenture”), among the Issuer, Parent, the other guarantors party thereto and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as its 6.500% Senior Notes due 2032. The Issuer shall be entitled to issue Additional Notes pursuant to, and subject to the conditions set forth in, the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption; Offers to Repurchase. This Note is subject to optional redemption, and may be the subject of an Asset Sale Offer or a Change of Control Offer, as further

Exhibit A-4

described in the Indenture. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Notes or portion of a Note selected for redemption or tendered (and not validly withdrawn) for repurchase in connection with a Change of Control offer, an Asset Sale Offer or other tender offer, except for the unredeemed portion of any Notes being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or tendered.

7. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

8. Amendment, Supplement and Waiver. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9. Defaults and Remedies. In the case of an Event of Default, as defined in the Indenture, arising from certain events of bankruptcy or insolvency with respect to the Issuer, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee by written notice to the Issuer or the Holders of at least 30.0% in aggregate principal amount of the then outstanding Notes by written notice to the Issuer and the Trustee may declare all the then outstanding Notes to be due and payable immediately.

10. Authentication. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

12. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

SS&C Technologies, Inc.
80 Lamberton Road

Exhibit A-5

Windsor, Connecticut 06095
Attention: Chief Financial Officer, with a copy to the General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’ legal name)

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint [●] to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: [●]

_______________________________
Your Signature:
(Sign exactly as your name
appears on the face of this Note)

_______________________________
Signature Guarantee:

Exhibit A-6

OPTION OF HOLDER TO ELECT REPURCHASE

If you want to elect to have this Note repurchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, check the appropriate box below:

[_] Section 4.10 [_] Section 4.14

If you want to elect to have only part of this Note repurchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have repurchased:

$ [●]

Date: [●]

______________________________
Your Signature:
(Sign exactly as your name
appears on the face of this Note)

_____________________________
Signature Guarantee:

Exhibit A-7

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $[●]. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

Exhibit A-8

Exhibit B
Form of Certificate of Transfer

SS&C Technologies, Inc.
80 Lamberton Road
Windsor, Connecticut 06095
Attention: Chief Financial Officer, with a copy to the General Counsel

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: SS&C Technologies Notes Administrator

Re: 6.500% Senior Notes due 2032

Reference is hereby made to the Indenture, dated as of May 9, 2024 (the “Indenture”), by and among the Issuer, Parent, the other guarantors party thereto and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

[●] (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $[●] in such Note[s] or interests (the “Transfer”), to [●] (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [_] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [_] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows

Exhibit B-1

that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the 40-day distribution compliance period (as defined in Regulation S), the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser of the Notes). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [Reserved]

4. [_] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN A DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [_] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

(b) [_] such Transfer is being effected to the Issuer or a subsidiary thereof; or

(c) [_] such Transfer is being effected pursuant to an effective registration statement under the Securities Act, and in compliance with the prospectus delivery requirements of the Securities Act.

5. [_] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [_] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [_] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to

Exhibit B-2

maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) [_] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By: [●]

Name: [●]

Title: [●]

Dated: [●]

Exhibit B-3

ANNEX A TO CERTIFICATE OF TRANSFER

1. The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a) [_] a beneficial interest in the:

(i) [_] 144A Global Note, or

(ii) [_] Regulation S Global Note, or

(b) [_] a Restricted Definitive Note.

2. After the Transfer the Transferee will hold:

[CHECK ONE]

(a) [_] a beneficial interest in the:

(i) [_] 144A Global Note, or

(ii) [_] Regulation S Global Note, or

(iii) [_] Unrestricted Global Note; or

(b) [_] a Restricted Definitive Note; or

(c) [_] an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

Exhibit B-4

Exhibit C
Form of Certificate of Exchange

SS&C Technologies, Inc.
80 Lamberton Road
Windsor, Connecticut 06095
Attention: Chief Financial Officer, with a copy to the General Counsel

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: SS&C Technologies Notes Administrator

Re: 6.500% Senior Notes due 2032

Reference is hereby made to the Indenture, dated as of May 9, 2024 (the “Indenture”), among the Issuer, Parent, the other guarantors party thereto and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

[●] (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $[●] in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

(a) [_] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) [_] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private

Exhibit C-1

Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) [_] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) [_] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

(a) [_] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) [_] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [_] 144A Global Note or [_] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities

Exhibit C-2

Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated.

Exhibit C-3

[Insert Name of Owner]

By: [●]

Name: [●]

Title: [●]

Dated: [●]

Exhibit C-4

ANNEX A TO CERTIFICATE OF EXCHANGE

1. The Owner owns and proposes to exchange the following:

[CHECK ONE OF (a) OR (b)]

(a) [_] a beneficial interest in the:

(i) [_] 144A Global Note, or

(ii) [_] Regulation S Global Note, or

(b) [_] a Restricted Definitive Note.

2. After the Exchange the Owner will hold:

[CHECK ONE]

(a) [_] a beneficial interest in the:

(i) [_] 144A Global Note, or

(ii) [_] Regulation S Global Note, or

(iii) [_] Unrestricted Global Note; or

(b) [_] a Restricted Definitive Note; or

(c) [_] an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

Exhibit C-5

Exhibit D
[Form of Supplemental Indenture
to be Delivered by Subsequent Guarantors]

[_____] Supplemental Indenture (this “Supplemental Indenture”), dated as of [____________], 20[___], among SS&C Technologies, Inc., a Delaware corporation (the “Issuer”), [ ] ([each, a] / [the] “Guaranteeing Subsidiary”) and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 9, 2024, providing for the issuance of the Issuer’s 6.500% Senior Notes due 2032 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiar[y] / [ies] shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiar[y] / [ies] shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of the Holders of the Notes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. [Each of the] / [The] Guaranteeing Subsidiar[y] / [ies] hereby (a) jointly and severally agrees, along [with all the other Guaranteeing Subsidiaries and] with all existing Guarantors, to provide an unconditional Guarantee of the Notes on the terms set forth in the Indenture including but not limited to Article X thereof and (b) becomes a party to the Indenture as a Guarantor and, as such, will have the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

(3) No Recourse Against Others. No director, officer, employee, incorporator, member, partner or stockholder of [each of the] / [the] Guaranteeing Subsidiar[y] / [ies] shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiar[y] / [ies]) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Exhibit D-1

(4) GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(8) Notices. All notices or other communications to the Guarantors shall be given as provided in Section 12.01 of the Indenture.

(9) Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

[Remainder of Page Intentionally Blank]

Exhibit D-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SS&C TECHNOLOGIES, INC.,
as Issuer

By:
Name: [●]
Title: [●]

[●],

as Guarantor

By:
Name: [●]
Title: [●]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:
Name: [●]
Title: [●]

Exhibit D-3